Exhibit 99.3

BUSINESS

On March 18, 2025, AlloVir, Inc., a Delaware corporation and our predecessor company, consummated the previously announced merger (the “Merger”) pursuant to the terms of the Agreement and Plan of Merger, dated as of November 7, 2024 (the “Merger Agreement”), by and among AlloVir, Aurora Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of AlloVir (“Merger Sub”) and Kalaris Tx, Inc. (formerly Kalaris Therapeutics, Inc.), a Delaware corporation (“Legacy Kalaris”). In connection with the completion of the Merger, we changed our name from “AlloVir, Inc.” to “Kalaris Therapeutics, Inc.,” and our business became primarily the business conducted by Legacy Kalaris. We are now a clinical stage biopharmaceutical company focused on developing and commercializing innovative therapeutics aimed at becoming the standard of care for prevalent retinal diseases for which there is a major unmet medical need. The Merger is intended to qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

As used in this Business Section, the words “Company,” “we,” “our,” “us” and “Kalaris” refer, collectively to Kalaris Therapeutics, Inc. and its consolidated subsidiaries following completion of the Merger.

Overview

We are a clinical stage biopharmaceutical company focused on developing and commercializing innovative therapeutics aimed at becoming the standard of care for prevalent retinal diseases for which there is a major unmet medical need.

We are developing TH103, a novel, clinical stage anti-vascular endothelial growth factor (“VEGF”) drug, engineered to potentially provide longer lasting and increased anti-VEGF activity in patients with exudative and neovascular retinal diseases. TH103 is a fully humanized recombinant fusion protein, functioning as a “decoy receptor” (a VEGF trap), leveraging salient molecular properties of the human body’s native, highest affinity VEGF receptor 1. In head-to-head preclinical studies, TH103 showed more anti-VEGF activity and longer duration of activity compared to aflibercept, the current market-leading anti-VEGF agent, which also functions as a decoy receptor VEGF trap but differs from TH103 in key molecular elements.

We are enrolling an open label Phase 1 clinical trial of TH103 in patients with neovascular Age-related Macular Degeneration (“nAMD”), a leading cause of blindness in the United States and Europe that affected an estimated 1.6 million adults in the United States in 2023, and we expect to report initial clinical data from Part 1 of the Phase 1 clinical trial in the second half of 2025. We also plan to expand the development of TH103 beyond nAMD into other prevalent VEGF-mediated retinal diseases, such as Diabetic Macular Edema (“DME”), diabetic retinopathy (“DR”), and Retinal Vein Occlusion (“RVO”).

Over the past 20 years, anti-VEGF therapeutics have revolutionized the treatment of prevalent exudative and neovascular retinal diseases, which represented, based on publicly available SEC filings and publicly available regulatory documents reporting 2023 global net revenues for Eylea, Vabysmo, Lucentis and Eylea HD, an estimated $14 billion global branded market in 2023. While clinical trials for these drugs have shown improvements in mean visual acuity, these results often are not reproduced in real-world settings. Many patients find the treatment burden to be challenging because it requires a demanding schedule of clinic visits and years of monitoring and treatments. This onerous treatment burden can lead to a lack of adherence to the frequent visit regimen and a decline in vision after initial gains. Although newer anti-VEGF drugs and a higher-dose version of an existing drug have been approved for treatment, registrational studies for these drugs were not designed to demonstrate a reduction in treatment burden compared to existing therapies, and there remains a significant unmet need for a longer acting anti-VEGF agent.

TH103 was developed by Dr. Napoleone Ferrara, a Lasker Award-winning scientist known for isolating the genetic sequence for three human VEGF-A isoforms. He also was involved in determining the various isoforms’ differential interactions with their related receptor tyrosine kinases, VEGF receptor 1 (“VEGFR-1”) and VEGF receptor 2 (“VEGFR-2”). While at Genentech Inc., he supported the discovery and development of approved anti-VEGF therapeutics such as Lucentis ® and Avastin ® for neovascular/exudative retinal diseases and multiple cancers. Millions of patients worldwide have benefited from enhanced function or longevity because of these therapies.

Pursuant to a consulting agreement with us, Dr. Ferrara currently provides an average of one to three hours per week of scientific, technical and medical advice to us to support our research and development activities.

Our board of directors, management team and investors include co-founders, scientists and leaders and investors from companies that have played pivotal roles in developing retina therapeutics, including Macugen, the first-in-class U.S. Food and Drug Administration (“FDA”)-approved anti-VEGF agent launched in ophthalmology. We believe this expertise could also be applicable to other therapeutic areas.

Background

Vascular endothelial growth factor A (“VEGF-A”) is the primary signaling molecule that promotes vascular permeability and stimulates the growth of abnormal new blood vessels. This pathologic process is referred to as “neovascularization”. Neovascularization plays a central role in retinal diseases characterized by exudation (fluid leakage) and/or neovascularization such as nAMD, DME, DR, and RVO. Fluid leakage is visible with high resolution and quantified by clinicians using optical coherence tomography (“OCT”), a non-invasive imaging modality which is the current standard to guide diagnosis and therapy for neovascular diseases. All four of the currently FDA approved and marketed therapeutics for the treatment of these diseases, which are ranibizumab, faricimab, aflibercept, and brolucizamab and sold under the brand names Lucentis®, Vabysmo®, Eylea®, and Beovu ®, respectively, as well as the off-label, compounded anti-VEGF oncology drug bevacizumab, are biologic anti-VEGF agents. They bind to the ligand VEGF at the extracellular level, inhibiting its subsequent binding to the cognate receptor on the endothelial cells and its downstream signaling and biologic activity. On-label anti-VEGF agents together generated approximately $14 billion in global revenue during 2023 for VEGF-mediated retinal diseases, which estimate is based on publicly available SEC filings and publicly available regulatory documents reporting 2023 global net revenues for Eylea, Vabysmo, Lucentis and Eylea HD.

Anti-VEGF agents for the management of retinal diseases are typically administered by intravitreal injection, an in-office procedure routinely performed by a trained retina specialist and generally well-tolerated by patients. Existing therapies have made great strides in preserving or improving vision for patients with those neovascular eye diseases, but for many patients the onerous treatment burden of frequent clinic visits as often as every one to two months over many years is intractable. To ease this treatment burden on patients and their caregivers, some physicians attempt to extend the dosing interval, and some patients delay or miss appointments, together resulting in suboptimal clinical outcomes compared with those seen in registrational trials for these treatments.

Recently approved agents have attempted to address the treatment burden by including a second target or by increasing the dose of an existing drug. However, registrational trials for these agents were not designed to compare study agent treatment burden to the active control group because the trials required monthly patient visits. Therefore, any potential reduction in treatment burden provided by these agents is difficult to ascertain. Other design features in these registrational trials that presented inherent limitations to data interpretation included: treatment intervals differed between study agent and active control groups, precluding direct interval comparisons; within-trial treatment interval reassignments introduced confounding biases including selection bias and unmasking; and interval reassignments were based on unvalidated clinical criteria. A significant unmet need remains for an anti-VEGF agent that can demonstrate longer acting anti-VEGF activity and provide for extended intervals between patient visits while maintaining optimal vision outcomes.

Our Product Candidate

We are evaluating TH103 in an ongoing, open-label Phase 1 clinical trial for nAMD and plan to develop TH103 for a number of other exudative and neovascular retinal diseases. Our development pipeline for TH103 is shown in the image below.

TH103 is a decoy receptor VEGF trap engineered for increased anti-VEGF activity and longer duration of activity and has a high affinity for both VEGF and heparan sulfate proteoglycans (“HSPG”). HSPG are macromolecules that are present throughout the eye, including the vitreous and all retinal layers. We believe HSPG macromolecules act as molecular anchors for TH103, potentially extending its intraocular retention and reducing the frequency of anti-VEGF injections.

To achieve high affinity for both VEGF and HSPG, TH103 is engineered by fusing extracellular VEGF receptor binding elements, namely domain 2 (“D2”) and domain 3 (“D3”) of the native VEGFR1 with the constant region (Fc portion) of human Immunoglobulin G1 (“IgG1”), as VEGF-A binds to VEGFR1 with higher affinity than VEGFR2. D2 provides high affinity VEGF binding and D3 enhances VEGF functional affinity and also binds HSPG with high affinity. In contrast, aflibercept, the current market-leading VEGF trap, uses domain 3 from VEGF receptor 2 (“VEGFR2”), which has much lower affinity for HSPG. Therefore, TH103 is designed for increased VEGF binding and increased intraocular retention, as demonstrated in head-to-head preclinical experiments against aflibercept. The image below compares TH103 and aflibercept’s designs, where VEGFR1 extracellular elements are represented in blue and elements of VEGFR2 are represented in red.

TH103 extracellular domains 2 and 3 of native VEGFR1;

Aflibercept extracellular domains 2 and 3 derived from VEGFR1 and VEGFR2

Preclinical Studies of TH103

Dr. Ferrara and his team conducted a series of in vitro and in vivo preclinical experiments comparing TH103 to aflibercept. In nAMD, abnormal growth of choroidal blood vessels occurs in the macula, known as choroidal neovascularization (“CNV”), making it important to evaluate TH103’s ability to inhibit choroidal cell proliferation in an animal model through its anti-VEGF activity. In an in vitro study of bovine choroidal endothelial cells (“BCEC”), TH103 demonstrated 100% inhibition of proliferation of BCEC at a 1 nanomolar (“nM”) concentration (maximum effect, Emax), while aflibercept achieved only 80% inhibition, even at higher tested concentrations.

To determine if these findings translated in vivo, Dr. Ferrara used the standard rodent laser-induced CNV model. In this model, focused laser energy is applied to the mouse retina one day after administration of the study agent to cause thermal retinal damage which induces CNV lesion growth that is measured seven days later. When compared to aflibercept and a control at equimolar concentrations (2.5 µg), TH103 demonstrated an approximately two-fold reduction in the mean CNV area (p<0.01 compared with IgG control). Additionally, the reduction in CNV with TH103 was equal to or greater than that achieved with a 10-fold higher concentration of aflibercept (25 µg).

To determine if anti-VEGF activity was sustained over a longer period, the mouse experiment was repeated with the study agents administered 14 days before the laser application. At day 7 post-laser (21 days after administration of the study agents), TH103 showed a significant reduction in mean CNV growth, whereas aflibercept showed no reduction compared to the control, suggesting that TH103 had longer lasting and increased anti-VEGF activity compared with aflibercept.

Clinical

Based on the preclinical study results and favorable preclinical toxicology data, we advanced TH103 into clinical development. We are currently enrolling treatment-naïve nAMD patients in an ongoing Phase 1 clinical trial of TH103. Part 1 of the trial is a single ascending dose study focused on safety and pharmacokinetics, enrolling patients across a series of ascending dose cohorts. Part 1 of the trial is designed to evaluate up to five dose cohorts (currently planned as 0.5 mg/eye, 1.5 mg/eye, 2.5 mg/eye, 5.0 mg/eye and 10.0 mg/eye) with the escalation to each higher dose cohort subject to the results observed in the prior dose cohort(s). Each cohort in Part 1 is expected to enroll at least three and up to six patients and dose escalation is planned to proceed until the maximum tolerable dosage has been attained per trial protocol. Part 2 of the Phase 1 trial was originally designed to enroll and treat with TH103 up to 12 treatment-naïve patients who initially received aflibercept. However, we are reviewing the original design of the trial and anticipate modifying the design to help accelerate the development of TH103.We expect to report initial data from Part 1 of the Phase 1 clinical trial in the second half of 2025, with additional follow-up data expected in 2026. Assuming successful completion of the ongoing Phase 1 clinical trial of TH103, and subject to the favorable results from such trial and discussions with regulators, we also plan to initiate a Phase 2 clinical trial of TH103 for nAMD in 2026.

Our Board and Management Team

Our management team and members of our board of directors have been involved at other companies in the development of a number of FDA approved anti-VEGF therapies (including ranibizumab, faricimab and pegaptanib), as well as co-founding and in-licensing the complement inhibitor avacincaptad pegol intravitreal solution (FDA approved for the treatment geographic atrophy in a dry form of AMD and sold under the brand name Izervay®). Samsara LP, a venture capital investment firm with deep ophthalmic experience and expertise was the principal financial sponsor and co-founder of Legacy Kalaris.

Our management team consists of executives with extensive pharmaceutical industry experience, including specific experience in anti-VEGF therapeutic development. Our management team includes ophthalmologists and a retinal specialist with experience in the development of retinal therapeutics and who have cofounded companies that obtained FDA approval of new molecular entities for dry and wet forms of macular degeneration. Our Chief Executive Officer is Andrew Oxtoby, who has over two decades of experience in the pharmaceutical and biotech industries and has held a variety of leadership roles across multiple therapeutic areas during his career. Prior to joining Legacy Kalaris in March 2024, Andrew was the Chief Commercial Officer of Chinook Therapeutics, Inc. and has also held multiple executive leadership roles at Aimmune Therapeutics, Inc. and Eli Lilly & Co. Matthew Feinsod, M.D., our Chief Medical Officer, is a board-certified ophthalmologist who has played key roles in a number of private and public ophthalmology biotech companies over 20 years, including Eyetech Pharmaceuticals Inc. (“Eyetech”) and Imagen Biotech Inc., from early-stage candidate development through product commercialization involving therapeutics targeting the retina. Dr. Feinsod has also served as a medical officer in the ophthalmology division of the FDA. Complementing our executive management is our scientific founder,

Napoleone Ferrara, M.D., distinguished Professor of Pathology at the University of California San Diego and Lasker Award winner who co-discovered and isolated VEGF-A and its isoforms, along with its receptors, and while at Genentech, Inc. was an inventor of both Avastin® and Lucentis®. Dr. Ferrara is also a member of our board of directors. Also on our board of director is Samir Patel, M.D., who served as Executive Chairman of Legacy Kalaris and co-founder of Legacy Kalaris. Dr. Patel was previously President of Ophthotech Corporation and co-founder of Eyetech, which developed the first FDA-approved anti-VEGF agent (Macugen®) for the treatment of nAMD and was acquired by OSI Pharmaceuticals, Inc. (now Takeda Pharmaceuticals Company Limited). Anthony Adamis, M.D., the former head of ophthalmology, immunology and infectious disease at Genentech, Inc. and a co-founder of Eyetech and Eyebiotech Limited (acquired by Merck & Co., Inc.), is also on our board of directors. Dr. Adamis was a pioneer in demonstrating the role of anti-VEGF in mediating ischemic and exudative diseases in the eye while a professor at Harvard University.

Also on our board of directors are Srinivas Akkaraju, M.D., PhD, and Mike Dybbs, PhD, who are partners at Samsara LP. Dr. Akkaraju served on Legacy Kalaris’ board of directors from the formation of the company in 2019 until the closing of the Merger, following which he began to serving on our board of directors, and is the managing general partner at Samsara LP. He has extensive investing experience in ophthalmology biotechnology companies, including Eyetech, the company behind the development and launch of Macugen, the first anti-VEGF agent to be approved for the treatment of nAMD in 2004. Dr. Akkaraju currently serves on the board of directors of vTv Therapeutics, Inc., Scholar Rock Holding Corporation, Mineralys Therapeutics, Inc., and Alumis Inc., and he previously served as director of Chinook Therapeutics, Inc., Syros Pharmaceuticals, Inc., Intercept Pharmaceuticals, Inc., Jiya Acquisition Corp., Seattle Genetics, Inc. (now, Seagen Inc.), and Principia Biopharma, Inc. Dr. Dybbs served Legacy Kalaris’ board of directors from March of 2022 until the closing of the Merger, following which he began to serving on our board of directors, and is a partner at Samsara LP where he has worked since March 2017. Dr. Dybbs has extensive experience in the life sciences industry and currently serves on the board of directors of two publicly traded biotechnology companies, Sutro Biopharma, Inc. and Nkarta, Inc.

Our Strategy

Our objective is to become a leading biopharmaceutical company focused on developing and commercializing innovative therapeutics aimed at becoming the standard of care for prevalent retinal diseases for which there is a major unmet medical need.

Key components of our strategy to achieve this objective include:

•	Advance the clinical development of TH103 as a potential treatment for nAMD.

Our product candidate TH103 is being evaluated in an ongoing Phase 1 clinical trial for patients with nAMD. TH103 is a fully humanized, recombinant fusion protein designed to combine increased anti-VEGF activity with prolonged intraocular retention. Our open label Phase 1 clinical trial of TH103 is designed to assess the initial safety data and maximum tolerated dose. We expect to report initial data from Part 1 of the Phase 1 clinical trial in the second half of 2025 with additional follow up data expected in 2026. Assuming successful completion of the ongoing Phase 1 clinical trial of TH103, and subject to the favorable results from such trial and discussions with regulators, we also plan to initiate a Phase 2 clinical trial of TH103 for nAMD in 2026.

•	Pursue the development of TH103 as a treatment for other neovascular, exudative retinal diseases.

We are also evaluating the potential development of TH103 to treat additional VEGF-mediated neovascular and/or exudative diseases of the retina including DME, DR, RVO and retinopathy of prematurity (“ROP”). DME and RVO together impact an estimated 40 million people worldwide and patients with DME/DR and RVO face similar treatment challenges as nAMD patients, particularly the treatment burden of frequent clinic visits incurred by aged patients. We believe that TH103 has the potential to significantly reduce this burden and provide meaningful benefits to patients with DME/DR and RVO. We may also evaluate TH103 to treat ROP. ROP is a rare retinal disorder affecting an estimated 14,000 to 16,000 newborns in the United States each year.

•	Commercialize TH103 in the United States, if approved, and potentially expand into other ophthalmic therapeutics.

We have retained worldwide development and commercialization rights to TH103. We intend to commercialize TH103, if approved, in the United States with our own specialty salesforce. We also anticipate commercializing TH103 in markets outside of the United States through third-party collaboration and/or distribution agreements. We envision expanded use of our commercial organization to distribute additional retinal and/or ophthalmologic therapeutics that we may market through future licensing, partnership or acquisition activity.

Our executive team and board of directors has deep expertise in drug development and commercialization, particularly related to ophthalmology and retina therapeutics, and have collectively contributed to the discovery, development and commercialization of multiple approved products in this therapeutic category.

•	Strengthen our development pipeline through licensing and acquisition activities.

We intend to opportunistically complement our ongoing development programs by accessing additional product candidates and technologies through in-licensing, strategic collaborations and acquisitions. We believe that the significant ophthalmic drug development expertise of our management team and board of directors provides us with a differentiated set of capabilities to identify, access and advance product candidates for diseases of the eye and potentially other therapeutic areas.

The Human Retina

Light enters the human eye and is refracted by the cornea and lens before penetrating through the vitreous humor to the neurosensory retina which lines the posterior of the eye. The central region of the retina is the macula, and the central 1mm of the macula is called the fovea which is responsible for color and high acuity central vision. The peripheral retina is responsible for the peripheral field of vision. The retina contains photoreceptors, which are specialized light-sensing cells called rods and cones; these cells convert light into signals that are transmitted to the visual cortex of the brain through the millions of nerve fibers which make up the optic nerve.

The composition of the human eye

Source: National Eye Institute Media Library

Diseases of the Retina

Based on available third-party epidemiologic studies, we expect that the prevalence of retinal diseases, such as age-related macular degeneration (“AMD”), DME/DR and RVO, which are primarily age-related, will continue to grow and that there remains a significant unmet need for these indications despite the availability of approved treatment options. More than three million people in the United States are currently impacted by significant visual impairment or blindness resulting from these retinal diseases, and the branded market for therapeutics used to treat them was estimated, based on publicly available SEC filings and publicly available regulatory documents reporting 2023 global net revenues for Eylea, Vabysmo, Lucentis and Eylea HD, to be $14 billion worldwide in 2023.

Neovascular Age-Related Macular Degeneration

AMD is an eye disease that results in visual distortion and loss of central vision. It generally affects people over 50 years of age and is a leading cause of blindness among older adults. In the United States, approximately 20 million people have AMD, including more than 35% of adults over 80 years of age, and an estimated 1.6 million adults had nAMD in 2023. Worldwide, an estimated 200 million people have AMD, with the patient population expected to increase to 300 million by 2040, largely due to an aging population.

Atrophic, or dry, AMD (“dAMD”) accounts for up to 90% of all AMD cases and is usually a slowly progressive condition that involves the accumulation of deposits, known as drusen, which causes a thickening of Bruch’s membrane that disrupts the cytoarchitecture of the overlying retinal pigmentation epithelium (“RPE”). This disruption, coupled with oxidative stress and inflammation, is thought to result in compromised RPE function and eventually cell death or dysfunction of the RPE and overlying neurosensory retina. Symptoms of dAMD, which may be unrecognizable to patients in the earlier stages of the disease, advance slowly over several years. Late-stage dAMD, also referred to as geographic atrophy (“GA”), may affect as many as 2 million people in the United States.

nAMD is a severe, advanced form of the disease caused by the aberrant growth of abnormal new blood vessels, known as neovascularization, in the highly vascularized choroid layer under the macula. These aberrant and abnormal vessels leak fluid and bleed into the macula, leading to acute or subacute vision loss, associated retinal cell dysfunction and death, and scar tissue, or “fibrosis”. While nAMD makes up only 10% to 15% of all AMD patients, it is responsible for approximately 90% of AMD-related blindness. Left untreated, loss of central vision is irreversible, and patients may be unable to read, drive or perform other activities of daily living, contributing to a significant decline in quality of life. Patients with dAMD at any stage can progress to nAMD.

VEGF and its role in the pathology of nAMD

VEGF is the core signaling protein involved in the development of the abnormal growth of blood vessels under the retina in patients with nAMD. Binding of VEGF to its cognate receptors on the endothelial cell surface results in the activation of signaling pathways, which initiates endothelial cell division, migration and proliferation. VEGF also promotes vascular permeability. As such, upregulation of VEGF is implicated in retinal diseases characterized by abnormal vessel growth (neovascularization) and leakage (exudation), such as nAMD, diabetic eye disease and RVO. Pharmaceutical inhibition of VEGF has been proven to result in significant therapeutic benefit in patients with nAMD and for approximately 20 years anti-VEGF agents have been the standard of care for patients with nAMD.

VEGF-A is the primary mediator and the key target for pathologic angiogenesis and exudation (permeability) in retinal disease

In humans, the VEGF superfamily includes five related members, VEGF-A, VEGF-B, VEGF-C, VEGF-D and placental growth factor (“PlGF”). Members of the VEGF superfamily bind to specific receptor tyrosine kinases, VEGFRs, which includes VEGFR1, VEGFR2 and VEGFR3. VEGF-A and VEGF-B both bind to VEGFR1. VEGF-A also binds to VEGFR2. VEGF-C and VEGF-D interact primarily with VEGFR3.

VEGFR1 and VEGFR2 are expressed predominantly on vascular endothelial cells, while VEGFR3 is expressed primarily on lymphatic endothelial cells. VEGFR2 is a key signaling receptor for VEGF-A and mediates cellular responses to VEGF-A. VEGFR1, which has a ten-fold higher binding affinity for VEGF-A compared to VEGFR2, triggers endothelial cell and monocyte migration, and is also responsible for the modulation of VEGFR2 signaling activity. The interactions between the different VEGF superfamily members and their corresponding receptors are illustrated in the simplified schematic presented below.

VEGF-A is the growth factor primarily involved in retinal neovascularization and exudation

Similar to other VEGFRs, the extracellular portion of VEGFR1 consists of seven immunoglobulin-like domains. D2 on VEGFR1 is the primary binding element for VEGF and is responsible for ligand specificity while D3 plays an important role in binding affinity and stability. Moreover, D3 of VEGFR1 provides a molecular interface which aligns more closely with VEGF than the corresponding domain on VEGFR2, a distinction which might contribute to its higher VEGF binding functional affinity. In addition, D3 on VEGFR1, though not the corresponding D3 of VEGFR2, is a prominent heparin binding site because of an aggregation of basic charged amino acids. As a result, D3 of VEGFR1 binds to HSPG molecules, which are located on the cell surface or extracellular matrix of various tissues throughout the body including the vitreous and retinal layers.

Currently Approved Therapeutics to Treat nAMD

We are aware of six reference biologic (non-biosimilar) drugs that the FDA has approved for the treatment of exudative and neovascular retinal diseases to date, all of which are designed to inhibit the activity of VEGF. The approved reference biologic drugs include: pegaptanib, a pegylated aptamer under the brand name Macugen®; ranibizumab, a VEGF-targeted antibody fragment approved in 2006 and marketed by F. Hoffmann-La Roche AG (“Roche”) as Lucentis®; aflibercept, a fusion protein consisting of extracellular binding domains of VEGFR1 and VEGFR2, initially approved in 2011 and approved at a higher dose in 2023, is commercialized by Regeneron Pharmaceuticals, Inc. under the brand names Eylea® and EyleaHD®; brolucizumab, a single chain antibody fragment approved in 2019 and sold by Novartis AG under the brand name Beovu®; and faricimab, a bispecific antibody targeting both VEGF and angiopoietin-2, approved in 2022 and sold by Roche under the brand name Vabysmo®. In addition,bevacizumab, a full-length monoclonal antibody targeting VEGF sold by Roche under the brand name Avastin® that was initially approved in 2004 to treat colon cancer and subsequently approved to treat multiple additional cancers, is used off-label to treat exudative and neovascular retina diseases. Commercial distribution of pegaptinib has been discontinued in the United States and brolucizumab is used infrequently due to safety concerns. The remaining four approved reference biologic anti-VEGF drugs for the treatment of nAMD generated, based on publicly available SEC filings and publicly available regulatory documents reporting 2023 global net revenues for Eylea, Vabysmo, Lucentis and Eylea HD, an estimated worldwide revenue of $14 billion in

2023 with aflibercept alone generating worldwide sales of approximately $9 billion. In addition to these figures, off-label use of bevacizumab is estimated to represent approximately 30% of additional injections to the total generated by approved therapies. Lastly, biosimilars for both ranibizumab and aflibercept have more recently entered the U.S. market.

Because nAMD is a heterogenous disease, patients exhibit a range of baseline presentations and responses to anti-VEGF therapy. For example, patients may present at different disease stages (acute, sub-acute and chronic), severities and neovascular types based on lesion location and features. The wide variability of presenting baseline functional and anatomical variables such as visual acuity, lesion characteristics and retinal integrity often limit the ability to predict treatment response.

The recent FDA approvals of anti-VEGF agents faricimab and high-dose (8mg) aflibercept involved registrational clinical trials that studied longer treatment intervals. The FDA labels for these agents describe the range of dosing intervals that were tested and reached non-inferiority with active controls. However, these clinical trials were not designed to provide evidence of superior, clinically meaningful durability or reduction in patient burden compared with already existing agents for several reasons: (1) asymmetric dosing intervals between treatment and active controls precluded direct comparisons; (2) mid-study treatment interval reassignments introduced multiple confounding biases that limit data interpretability; and (3) patients were required to return for monthly monitoring visits in order to identify which patients needed supplemental injections, thereby precluding any assessment of reduced patient burden. Compounding these issues, the criteria upon which supplemental injection decisions were made (i.e., mid-study interval reassignments) were not validated, may not have reflected clinical practice, and varied between trials. Despite the availability of newer treatment options, we believe a significant unmet need remains for an anti-VEGF therapeutic with more durable efficacy to allow for an extended interval of time between visits for a higher percentage of patients.

A description of the reference biologic therapeutics currently used to treat nAMD and the FDA-approved range of dosing frequencies are detailed in the table below.

Our Solution: TH103

Our product candidate, TH103, is an intravitreally administered, fully humanized, recombinant anti-VEGF fusion protein that incorporates novel molecular modifications designed to optimize VEGF binding and potentially prolong its retention in the retina. Preclinical study results suggest that TH103 may extend treatment durability and reduce treatment burden. Similar to the chimeric fusion protein and leading branded agent, aflibercept, TH103 fuses two

VEGF extracellular binding domains to the Fc portion of an IgG1 molecule and is expected to be able to bind VEGF-A, VEGF-B and PlGF. However, in contrast to aflibercept, which utilizes the D2 binding domain of VEGFR1 and the D3 binding domain of VEGFR2, TH103 contains D2 and D3 binding domains of onlyVEGFR1. We believe this configuration of domains, intended to mimic their orientation on the most potent VEGF binding receptor, VEGFR1, as well as binding to HSPG, which is present in all retinal layers and may confer improved VEGF inhibition and prolonged duration of action for TH103. A comparison of the molecular design of TH103 and aflibercept is presented in the image below.

D2 and D3 extracellular binding domains of VEGFR1 for TH103 and Aflibercept

Given its high affinity for HSPG that are present in all retinal layers, inclusion of VEGFR1 D3 has been shown in preclinical experiments to increase TH103 residence time in ocular tissues, such as the vitreous and retina. In contrast, aflibercept contains VEGFR2 D3 for its lower tissue sequestration which improves its pharmacokinetic profile in systemic indications, such as cancer, where it is marketed as Zaltrap® (FDA approved to treat metastatic colorectal cancer) but may limit retinal tissue sequestration.

Preclinical Evaluation of TH103 compared to aflibercept

In both in vitro and in vivo preclinical studies comparing the anti-VEGF activity of TH103 and aflibercept, TH103 demonstrated longer lasting and increased anti-VEGF activity. In an in vitro study designed to compare their inhibitory effects, TH103 demonstrated 100% inhibition of VEGF-induced proliferation of bovine choroidal endothelial cells (“BCEC”) at approximately 1 nM, the half-maximal inhibitory concentration of TH103. In contrast, aflibercept only inhibited up to 80% of BCEC proliferation at 1 nM and at all higher concentrations tested. These results are illustrated in the images below.

TH103 demonstrated greater inhibition of VEGF-induced BCEC proliferation as compared to aflibercept.

To translate these data in vivo, a rodent laser-induced choroidal neovascularization (‘CNV”) experiment was conducted, which is commonly used in evaluating investigational therapies for the treatment of nAMD during preclinical development. As shown in the image below, TH103 or aflibercept were administered by intravitreal injection to the mouse eye one day prior to laser-induced CNV growth, and CNV area was measured seven days later.

Laser-induced choroidal neovascularization is a well-characterized model of nAMD.

As is shown in the image below, in the preclinical study, TH103 demonstrated an approximately two-fold reduction in mean CNV area compared with equimolar concentrations of aflibercept. Moreover, mean CNV reduction achieved with 2.5 µg TH103 compared favorably even with a 10-fold higher concentration of aflibercept (25 µg).

TH103 demonstrated reduced mean CNV area as compared to aflibercept

TH103 exhibited high affinity HSPG binding D3 for increased intraocular retention

Based on data generated by us, inclusion of VEGFR1 D3 conferred an approximately 780-fold higher affinity than aflibercept for HSPG, as measured by the equilibrium dissociation constant (“KD”). As depicted in the cross-sectional image of the retina presented below, HSPG are found in all layers of the retina and choroid, including the internal limiting membrane, nerve fiber layer, ganglion cell layer, neurosensory retina, RPE and Bruch’s membrane. Importantly in AMD, published third-party preclinical animal data indicated that expression of HSPG is increased and parallels the area of CNV lesions. We believe the high affinity of TH103 for HSPG may prolong retinal tissue sequestration and prolonged anti-VEGF activity.

Heparan sulfate is present across all retinal layers and choroid.

An in vivo rabbit study compared retinal retention of TH103 to aflibercept. As shown in the images below, immunofluorescent staining conducted 14 days after intravitreal administration demonstrated that TH103 had greater retinal retention compared to aflibercept, with darker staining indicating higher levels of TH103 in the retina.

14 days post-injection, TH103 showed darker immunofluorescent staining compared with aflibercept in rabbit retina cross section

To test the hypothesis that TH103 would maintain bioactivity longer than aflibercept, the mouse laser-induced CNV experiment was repeated, administering the doses 14 days (instead of one day) prior to the laser treatment. This allowed for the assessment of treatment effects 21 days post-injection.

As shown in the bar graph below, 21 days after administration TH103 demonstrated a statistically significant, greater mean reduction in CNV area (p<0.001 compared to aflibercept or control) at the same equimolar concentrations.

As depicted in the representative images below, with green fluorescence indicative of CNV area, at day 21 TH103 exhibited continued anti-VEGF activity with CNV reduction compared to aflibercept and control IgG. We believe that these results are indicative of TH103’s strong HSPG binding characteristics in the retina resulting in longer-acting anti-VEGF activity.

At Day 21, TH103 demonstrated reduced CNV area compared to aflibercept

The sustained retina retention of TH103 following intravitreal injection is also supported by the pharmacokinetic data shown below. Serum levels of aflibercept and TH103 were measured in mice at 1, 3, 7, 14, and 21 days after intravitreal injection. Each molecule was injected in both eyes in equimolar amounts (2.4 µg). As illustrated in the image below, aflibercept administration resulted in higher serum levels as compared to TH103 at all time points throughout the experiment, suggesting TH103 was retained in the eye for longer than the aflibercept. Overall systemic exposure (“AUC”) was lower for TH103 as compared to aflibercept.

TH103 demonstrated lower serum levels compared to aflibercept following IVT administration in a preclinical in vivo experiment

Preclinical safety evaluations

TH103 has undergone single-dose and repeat-dose preclinical toxicity studies in Dutch Belted rabbits and Göttingen minipigs in support of IND clearance and preparation for a single ascending dose, first-in-human clinical trial. Anti-drug antibody (“ADA”) generation was observed in most animals and was not unexpected following intravitreal administration of humanized biologic agents in animals due to cross-species reactivity. This phenomenon has also been reported in preclinical toxicology studies of other anti-VEGF biologic therapies.

Single Dose Toxicology Studies

In both the rabbit and minipig studies, there were no observed TH103-related effects on body weight, food consumption, clinical observations, intraocular pressure, electroretinogram (“ERG”), clinical pathology parameters (hematology, coagulation and clinical chemistry), organ weights, or macroscopic examinations. Toxicokinetic parameters indicated that systemic exposure for TH103 increased with increasing dose in an approximately dose proportional manner and in general was extremely low.

In the Dutch-belted rabbit toxicology study, a single intravitreal injection of one of three doses of TH103 (0.6 mg, 1.2 mg and 2.3 mg) was administered in one eye. All treated animals were positive for ADA by day 8 and remained positive through day 29. There was a dose-dependent and time-dependent intraocular inflammation that coincided with ADA levels. The intraocular inflammation improved in most eyes over time. Based on the recoverable nature of inflammation and absence of degenerative findings, the No Observed Adverse Effect Level (“NOAEL”) in this study was determined to be 1.2 mg per eye, which is equivalent to approximately 3.2 mg per eye in a human eye based on average vitreous volumes.

In the Göttingen minipig toxicology study, a single intravitreal injection of one of three doses of TH103 (0.9 mg, 2.3 mg and 3.7mg per eye) was administered in both eyes. Similar to the study in rabbits, most treated animals were positive for ADA by day 8 and remained positive through day 29. ADA levels and intraocular inflammation coincided in most animals across all dose levels, but a dose-related response was not observed.

Repeat Dose Toxicology Studies

Göttingen minipigs were administered repeat doses of TH103 by intravitreal injection into both eyes at 4-week intervals for six months (doses of 1.0 mg, 2.1 mg and 3.6 mg per eye) at seven time points through day 169 followed by an 8-week recovery period after the last dose to evaluate the potential reversibility of any finding. There were no observed TH103-related effects on body weight, electrocardiology, ERG, clinical pathology parameters (hematology, coagulation and clinical chemistry) or organ weights. Toxicokinetic parameters indicated that systemic exposure for TH103 generally increased with increasing dose. In general, at all dose levels there was a direct and dose-dependent relationship between intraocular inflammation and ADA levels, with increasing severity from day 22 to day 183. Intraocular inflammation improved in nearly all animals after administration of systemic and topical steroids.

Our ongoing Phase 1 clinical trial of TH103

We are developing TH103 as a first-line treatment for nAMD. We are actively enrolling an open label, Phase 1 clinical trial of TH103 designed to assess the safety, tolerability and pharmacokinetics of the therapeutic candidate as well as provide preliminary indications of anti-VEGF activity. Part 1 of the Phase 1 clinical trial is a single ascending dose study in treatment naïve nAMD patients, 50 years or older, who have a central subfield thickness (“CST”), a cross-sectional measurement of central macular thickness that is obtained using OCT imaging, exceeding 325 microns. Part 1 of the trial is enrolling patients across a series of ascending dose cohorts. Part 1 of the trial is designed to evaluate up to five dose cohorts (currently planned as 0.5 mg/eye, 1.5 mg/eye, 2.5 mg/eye, 5.0 mg/eye and 10.0 mg/eye) with the escalation to each higher dose cohort subject to the results observed in the prior dose cohort(s). Each cohort in Part 1 is expected to enroll at least three and up to six patients and dose escalation is planned to proceed until the maximum tolerable dosage has been attained per trial protocol. Part 2 of the Phase 1 trial was originally designed to enroll and treat with TH103 up to 12 treatment-naïve patients who initially received aflibercept. However, we are reviewing the original design of the trial and anticipate modifying the design to help accelerate the development of TH103.

Anticipated future clinical trials of TH103 as a treatment for nAMD.

Assuming successful completion of the ongoing Phase 1 clinical trial of TH103, and subject to the results of such trial and discussions with regulators, we plan to initiate a Phase 2 clinical trial in 2026 to further evaluate the safety and efficacy of TH103 for nAMD, which subject to favorable results and discussions with regulators, could be followed by a registrational Phase 3 clinical trial of TH103. Assuming the data from the ongoing Phase 1 and planned Phase 2 clinical trials of TH103 support the advancement of TH103 to a registrational clinical trial and subject to discussions with the FDA, we expect to design our registrational trials of TH103 for nAMD with a comparator arm with the standard of care that has a dosing frequency, criterion for dosing adjustments, and criterion for interventions that is the same as the TH103 arm(s). We believe such a trial design would allow for comparison of visual acuity benefit as well as dosing frequency or treatment burden.

Potential Indication Expansion Opportunities for TH103

In addition to nAMD, we believe TH103 may also offer therapeutic benefit to patients with other VEGF-mediated retinal diseases marked by exudation and/or neovascularization, such as DME/DR, RVO and ROP. We plan to pursue clinical development for these indications. We believe that the preclinical studies conducted to date for the development of TH103 for nAMD and the results, if favorable, from our ongoing Phase 1 clinical trial of TH103 for nAMD will support IND submissions to the FDA for these additional intraocular indications and, subject to IND submission and clearance for the applicable indication, allow us to proceed to Phase 2 clinical development of TH103 for such follow-on intraocular indication. Descriptions of these diseases and the limitations of currently used therapeutics are presented below.

Diabetic Macular Edema / Diabetic Retinopathy

DR is a condition in which the small blood vessels of the retina are damaged as a result of a sustained elevation of blood glucose levels. The earlier stages of DR involve the emergence of microaneurysms in the blood vessels and the formation of lipid deposits. In more advanced stages, patients with DR may experience the abnormal proliferation of the weakened blood vessels throughout the retina, resulting in fluid leakage and vision disruption. An estimated 9.6 million people in the United States have DR and 1.8 million have vision threatening disease. A majority of people who have had diabetes for 20 or more years also have DR. DME, a complication associated with DR, is caused by leakage of fluid into the macula from the retinal microvasculature, which can result in significant visual decline and contribute to the risk of blindness. It is a leading cause of blindness among the U.S. adult population, with an estimated 1.4 million people living with the disease in the United States Worldwide, the market for DME/DR treatments is estimated to currently exceed $12 billion.

Limitations of current treatments for DME/DR

In both DME and DR, initial disease onset often goes unnoticed, which contributes to a large undiagnosed population. Among those diagnosed, recommended treatment for patients with early-stage disease or mild visual impairment is observation only largely to avoid the associated treatment burden. For patients with more advanced disease, the standard of care includes laser treatment, intravitreal injections of steroids or anti-VEGF therapies. However, many patients fail to display a sustained response to therapy, necessitating repeat injections to maintain therapeutic effectiveness. In consequence, these patients experience clinic visit burden and related compliance challenges similar to those with nAMD.

Retinal Vein Occlusion

RVO occurs when there is a partial or complete blockage of the central retinal vein, or more commonly, a peripheral retinal vein that drains blood from the retina. The occlusion increases venous pressure and causes intraretinal hemorrhages, edema, and ischemia, triggering a complex cascade of molecular events that upregulate VEGF and other proinflammatory mediators. While there is no cure for RVO, treatment focuses on managing the complications that lead to vision loss. Macular edema and neovascularization, which occur in approximately 25% of RVO cases, are common complications. RVO is estimated to affect about 16 million people worldwide.

Limitations of current treatments for RVO

The introduction of anti-VEGF therapies has significantly improved patient outcomes in the treatment of RVO. However, a primary challenge in managing RVO-similar to nAMD and DME-is the chronic nature of the disease, which requires ongoing monitoring and repeated intravitreal injections to maintain visual function. Adherence to clinic visit regimens can be difficult, leading to suboptimal outcomes.

Retinopathy of Prematurity

ROP, which involves the abnormal growth of blood vessels in the retina of newborns, affects between 14,000 and 16,000 infants each year in the United States. Infants born prior to 31 weeks gestation or at a birth weight of approximately 3 pounds or less are at highest risk for developing ROP. Resolution of the condition occurs without further medical intervention in 90% of cases, though an estimated 1,100 to 1,500 infants are born with a more severe form of the disorder that requires treatment. ROP causes legal blindness in as many as 600 children annually.

Limitations of current treatments for ROP

Standard of care treatment for ROP involves the intravitreal administration of anti-VEGF therapeutics. However, significant systemic exposure to these agents may have detrimental neurodevelopmental effects in newborns. The increased binding affinity of TH103 to HSPG, which results in significantly lower systemic levels compared to aflibercept, may prove particularly useful in treating ROP as it may reduce potential risks to infants associated with systemic anti-VEGF exposure.

Manufacturing

We do not own or operate, and currently have no plans to establish, any manufacturing facilities. We rely on third-party contract manufacturers for the manufacture of our product candidate for our ongoing and planned clinical trials, and, if we receive marketing approval, we intend to rely on such third parties for commercial manufacture. Our principal contract manufacturers are STC Biologics, Inc. and Sharp Sterile Manufacturing (formerly, Berkshire Sterile Manufacturing Inc.). We believe that these contract manufacturers are capable of producing sufficient quantities of our product candidate to support our ongoing and planned clinical trials. We also believe that there are a number of alternative third-party manufacturers that have similar capabilities that would be capable of providing sufficient quantities of our product candidate for our ongoing and planned clinical trials. However, should our contract manufacturers not be able to provide sufficient quantities of our product candidate for our ongoing and planned clinical trials, we would be required to seek alternative contract manufacturers to provide our product candidate, likely resulting in delays of our ongoing and planned clinical trials.

TH103 is produced through well-established biological manufacturing processes. TH103 is produced in Chinese hamster ovary K1 cells by recombinant DNA technology using a conventional fusion protein manufacturing process. We believe our existing supply of TH103 is sufficient to satisfy our near-term development requirements.

In addition, we rely on third parties to package, label, store and distribute TH103, and we intend to rely on third parties for our commercial products if marketing approval is obtained. We expect this strategy will enable us to maintain a more efficient infrastructure, avoiding dependence on our own manufacturing facility and equipment, while simultaneously enabling us to focus our expertise and resources on the clinical development and future commercialization activities.

Competition

The biopharmaceutical industry, and in particular the market for products treating retinal diseases, is characterized by intense investment and competition aimed at rapidly advancing new technologies. Our product candidates are expected to face substantial competition from multiple sources, including large and specialty pharmaceutical and biotechnology companies, academic research institutions and governmental agencies and public and private research institutions. Any product candidates that we successfully develop and commercialize will complete with existing therapies and new therapies that may emerge in the future within the field of ophthalmology and, furthermore, within the treatment of retinal diseases. Many of the companies against which We are competing or against which we may compete in the future, either alone or in combination with their respective strategic partners, have significantly greater financial, technical and human resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, the regulatory approval process, and marketing than we do.

In addition to the current standard of care treatments for patients with nAMD, numerous commercial and academic preclinical studies and clinical trials are being undertaken by a large number of parties to assess novel technologies and product candidates. Large pharmaceutical companies that have commercialized or are developing treatments for nAMD include Novartis AG (“Novartis”), Regeneron Pharmaceuticals, Inc. (“Regeneron”), AbbVie Inc. (“AbbVie”) and Roche. Novartis has received FDA approval for brolucizumab; Regeneron has received FDA approval for aflibercept and aflibercept HD; and Roche has received FDA approval for faricimab, ranibizumab and bevacizumab, though bevacizumab is not approved specifically for nAMD. AbbVie is currently collaborating with RegenexBio Inc. (“RegenexBio”) to develop ABBV-RGX-314 as a potential treatment for nAMD. Outlook Therapeutics, Inc. is developing bevacizumab-vikg, an investigational ophthalmic formulation of bevacizumab as a potential treatment for nAMD.

Several companies have received FDA approval for biosimilars to treat nAMD, including: Samsung Bioepis Co., Ltd. and Biogen Inc., which received approval for Byooviz (ranibizumab-nuna), a ranibizumab biosimilar, in September 2021 and Opuviz (aflibercept-yszy) in May 2024; Coherus BioSciences, Inc., which obtained approval for Cimerli (ranibizumab-eqrn), a ranibizumab biosimilar, in August 2022; Formycon AG, which received approval for Ahzantive (aflibercept-mrbb) in June 2024; Sandoz Group AG, which received approval for Enzeevu (aflibercept-abzv) in August 2024; Mylan Laboratories Inc. and Biocon Biologics Limited, which received approval for Yesafili (afliberceptjbvf), an aflibercept biosimilar, in May 2024; and Amgen Inc., which received approval for Pavblu (aflibercept-ayyh) in August 2024. Should these biosimilars enter the market they may provide new, cost-effective options for the treatment of nAMD, as well as other retinal conditions mediated by VEGF.

Emerging biopharmaceutical companies advancing therapeutic candidates through clinical trials to treat nAMD include 4D Molecular Therapeutics, Inc. (“4D Molecular Therapeutics”), Adverum Biotechnologies, Inc. (“Adverum”), RegenexBio, Eyepoint Pharmaceuticals, Inc. (“Eyepoint Pharmaceuticals”) and Ocular Therapeutix, Inc. (“Ocular Therapeutix”) among others. 4D Molecular Therapeutics, Adverum and RegenexBio are each advancing anti-VEGF gene therapy candidates to treat nAMD. 4D Molecular Therapeutics’ drug candidate is in an ongoing Phase 3 trial for nAMD and a Phase 1 trial for DME, Adverum’s drug candidate is in an ongoing Phase 2 trial and RegenexBio’s drug candidate is in a pivotal clinical trial for nAMD and a Phase 2 trial for a potential DR treatment. Eyepoint Pharmaceuticals is developing a sustained release, small molecule pan-VEGF inhibitor, which is currently under evaluation in an ongoing Phase 3 trial for nAMD and a Phase 2 trial for DME. Ocular Therapeutix is currently conducting a Phase 3 trial of axitinib intravitreal implant, a small molecule tyrosine kinase inhibitor to treat nAMD, which is also being evaluated in a Phase 1/2 trial for DR.

We also compete with third parties for retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. We may pursue the in-license or acquisition of rights to complementary technologies and product candidates on an opportunistic basis. The acquisition and licensing of technologies and product candidates is a competitive area, and a number of more established companies also have similar strategies to in-license or acquire technologies and product candidates that we may consider attractive. These established companies may have a competitive advantage over us due to their size, cash resources and greater development and commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. We also may be unable to in-license or acquire the relevant technology or product candidate on terms that would allow us to make an appropriate return on our investment.

Mergers and acquisition activity in the pharmaceutical, biopharmaceutical and biotechnology sector is likely to result in greater resource concentration among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through sizeable collaborative arrangements with established companies. These competitors also compete with us in recruiting and retain qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our business.

Our commercial opportunity could be reduced or eliminated if one or more of our competitors develop and commercialize products that are safer, more effective, better tolerated, or of greater convenience or economic benefit than our proposed product offering. Our competitors also may be in a position to obtain FDA or other regulatory approval for their products more rapidly, resulting in a stronger or dominant market position before we are able to enter the market. The key competitive factors affecting the success of all of our programs are likely to be product safety, efficacy, convenience and treatment cost.

Intellectual Property

The proprietary nature of, and protection for, our product candidates and their methods of use are an important part of our strategy to develop and commercialize novel medicines, as described in more detail below. We have obtained patents and filed patent applications in the United States and other countries relating to certain of our proprietary technology, inventions, improvements, and product candidates, and we are pursuing additional patent protection for them. We strive to protect the proprietary technologies that we believe are important to our business, including pursuing and maintaining patent protection intended to cover TH103, its methods of use, related technologies, and other inventions that are important to our business. In addition to patent protection, we also rely on trade secret to protect aspects of our business that are not amenable to, or that we do not consider appropriate for, patent protection. We will also seek to rely on regulatory protection afforded through inclusion in expedited development and review, data exclusivity, market exclusivity and patent term extensions where available.

As of March 5, 2025, we own or have an exclusive license to three live patent families. These families include 29 issued/allowed patents (4 issued U.S. patents and 25 issued/allowed foreign patents) and 33 other pending applications (3 pending U.S. non-provisional patent applications, one U.S. provisional patent application, and 29 foreign patent applications).

As of March 5, 2025, we have an exclusive license to two patent families licensed from the Regents of the University of California (“UCSD”). The first patent family includes issued patents in Australia, China, Europe (broad validation in progress), Colombia, Eurasia, Israel, Japan, Macau, and the United States and pending applications in Australia, Europe, China, Brazil, Canada, Colombia, Eurasia, Hong Kong, India, Israel, Japan, South Korea, Mexico, New Zealand, Singapore, and United States. Counting each European validation separately, this patent family gives us rights to twenty-four ex-U.S. issued/allowed patents in Europe, Australia, North America, South America, and Asia relating to TH103 that are expected to expire in 2039 (excluding patent term extension). The second patent family includes three granted U.S. cases and is also pending in Australia, Brazil, Canada, China, Eurasia, Europe, Hong Kong, Israel, Japan, South Korea, Mexico, New Zealand, Singapore, and the United States. This second family includes two issued U.S. patents (expected to expire in 2040 excluding patent term extension) with claims covering the TH103 composition of matter and corresponding methods for treating VEGF-related conditions in the eye. We solely own the third patent family, which currently consists of one U.S. provisional application that is not directed to TH103 or its use.

Our commercial success will depend in part on obtaining and maintaining patent protection and trade secret protection of TH103, future product candidates, and the methods used to develop and manufacture them, as well as successfully defending any such patents against third-party challenges, preserving the confidentiality of our trade secrets, and operating without infringing on the proprietary rights of others. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates will depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities. We cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any patents that may be granted to us in the future will be commercially useful in protecting our product candidates, discovery programs and processes.

The terms of individual patents depend upon the legal term of the patents in the countries in which they are obtained. In most countries in which we file, including the United States, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, a patent’s term may be lengthened by patent term adjustment, which compensates a patentee for administrative delays by the United States Patent and Trademark Office (“USPTO”) in examining and granting a patent or may be shortened if a patent is terminally disclaimed over an earlier filed patent. In the United States, the term of a patent that covers an FDA-approved drug may also be eligible for extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The Hatch-Waxman Act permits a patent term extension of up to five years beyond the expiration of the patent. The length of the patent term extension is related to the length of time the subject drug candidate is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, only one patent applicable to an approved drug may be extended and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions to extend the term of a patent that covers an approved drug are available in Europe and other foreign jurisdictions. In the future, if and when our products receive FDA approval, we expect to apply for patent term extensions on patents covering those products. We plan to seek patent term extensions to any issued patents we may obtain in any jurisdiction where such patent term extensions are available, however there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with our assessment that such extensions should be granted, and if granted, the length of such extensions.

In certain foreign jurisdictions similar extensions as compensation for regulatory delays are also available. The actual protection afforded by a patent varies on a claim by claim and country by country basis and depends upon many factors, including the type of patent, the scope of its coverage, the availability of any patent term extensions or adjustments, the availability of legal remedies in a particular country and the validity and enforceability of the patent. In particular, up to a five-year extension may be available in the Europe and Japan. We plan to seek such extensions as appropriate.

In addition to patent protection, we also rely on trade secret protection for our proprietary information that is not amenable to, or that we do not consider appropriate for, patent protection, including, for example, aspects of our manufacturing processes for TH103. However, trade secrets can be difficult to protect. Although we take steps to protect our proprietary information, including restriction to our premises and our confidential information, as well as entering into agreements with our employees, consultants, advisors, and potential collaborators, such individuals may breach such agreements and disclose our proprietary information including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. In addition, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information.

License Agreement with The Regents of the University of California

In April 2021, we entered into a license agreement with UCSD, which was amended in June 2022 (the “UCSD license agreement”). Pursuant to the UCSD license agreement, UCSD granted us (1) an exclusive, worldwide license, with specified rights to sublicense, under UCSD’s interest in specified patent rights related to VEGF inhibitors (the “patent rights”) to make, have made, use, sell, offer for sale, and import products (the “licensed products”) that are covered by the patent rights or that incorporate or are developed using certain technical information (the “technology”), and (2) a nonexclusive, worldwide license, with specified rights to sublicense, to use the technology. The patent rights and technology incorporate inventions made in the course of research conducted by Dr. Napoleone Ferrara and his associates at the University of California, San Diego (the “inventions”). The foregoing licenses are subject to rights retained by UCSD to use the inventions for educational and research purposes, publish or disseminate information about the Inventions, and allow other nonprofit institutions to use, publish or disseminate information about the Inventions for educational and research purposes. Under the UCSD license agreement, we are obligated to use commercially reasonable efforts to develop, seek and obtain regulatory approval for, sell, and fill the market demand for at least one licensed product in the United States or another specified major market, as well as to annually spend an amount in the low hundreds of thousands of dollars for the development of licensed products, until the earlier of (1) receipt of regulatory approval of a licensed product or (2) abandonment of development of the licensed product due to efficacy or safety, and to carry out a specified development plan within specified time periods. We are also obligated to use certain diligence benchmarks within specified deadlines.

We are required to pay UCSD a nominal annual license maintenance fee, which may be credited against royalties due for the calendar year. We are also required to pay UCSD milestone payments upon achievement of specified clinical and regulatory milestone events for each indication, in an amount not to exceed $4.6 million in the aggregate, and low single digit tiered royalties on annual net sales, which may be subject to reduction if we are required to pay royalties to third parties for patent rights that cover the licensed products. Our obligation to pay royalties continues on a licensed product-by-licensed product and country-by-country basis until expiration of the last to expire patent rights in such country. In addition, we must pay to UCSD a percentage of non-royalty sublicensing income we receive from sublicensees. We are obligated to pay an “assignment fee” upon a specified change of control of us based on the valuation of the change of control transaction. We also paid UCSD an upfront fee of $150,000 in connection with our entry into the UCSD license agreement and were obligated to issue shares of common stock of Legacy Kalaris equal to a percentage in the mid-single digits of outstanding equity securities of Legacy Kalaris on a fully diluted basis as of the date a specified funding threshold of Legacy Kalais was attained, as consideration for the licenses granted by UCSD. In June 2022, after the closing of Legacy Kalaris’ Series A financing, Legacy Kalaris issued 680,725 shares of its common stock to UCSD. Under the UCSD license agreement, UCSD was also granted a participation right in certain future securities offerings of Legacy Kalaris, which was exercisable for a maximum of two years following the effective date of the UCSD license agreement and which has terminated. We are also responsible for reimbursement of all expenses for the preparation, filing, prosecution, and maintenance of patents under the patent rights. To date, we have paid an aggregate of $0.1 million in milestone payments to UCSD under the UCSD license agreement.

The UCSD license agreement remains in effect until the expiration or abandonment of the last licensed patent or patent application. UCSD may terminate the UCSD license agreement for our material breach, subject to a specified cure period, or in the event we become the subject of a specified insolvency event. We may terminate the UCSD license agreement for convenience upon sixty days’ prior notice.

Government Regulation

Government authorities in the United States, at the federal, state and local level, and in other countries and jurisdictions, including the European Union (“EU”), extensively regulate, among other things, the research, development, testing, manufacture, pricing, reimbursement, sales, quality control, approval, packaging, storage, recordkeeping, labeling, advertising, promotion, distribution, marketing, post-approval monitoring and reporting, and import and export of pharmaceutical products, including biological products. The processes for obtaining marketing approvals in the United States and in foreign countries and jurisdictions, along with subsequent compliance with applicable statutes and regulations and other regulatory authorities, require the expenditure of substantial time and financial resources and may have a significant impact on our business.

Licensure and Regulation of Biologics in the United States

In the United States, our product candidates are regulated as biological products, or biologics, under the Public Health Service Act (“PHSA”) and the Federal Food, Drug and Cosmetic Act (“FDCA”) and its implementing regulations and guidance. A company, institution, or organization which takes responsibility for the initiation and management of a clinical development program for such products, and for their regulatory approval, is typically referred to as a sponsor. The failure of a sponsor to comply with the applicable United States requirements at any time during the product development process, including preclinical testing, clinical testing, the approval process, or post-approval process, may subject a sponsor to delays in the conduct of the study, regulatory review, and approval, and/or administrative or judicial sanctions.

A sponsor seeking approval to market and distribute a new biologic in the United States generally must satisfactorily complete each of the following steps:

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preclinical laboratory tests, animal studies, and formulation studies all performed in accordance with the FDA’s Good Laboratory Practice (“GLP”) regulations and standards and other applicable regulations;

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completion of the manufacture, under current Good Manufacturing Practices (“cGMP”) conditions, of the drug substance and product that the sponsor intends to use in human clinical trials along with required analytical and stability testing;

•	design of clinical protocol and submission to the FDA of an investigational new drug application (“IND”) for human clinical testing, which must become effective before human clinical trials may begin;

•	approval by an independent institutional review board (“IRB”) representing each clinical site before each clinical trial may be initiated;

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performance of adequate and well-controlled human clinical trials to establish the safety, potency, and purity of the product candidate for each proposed indication, in accordance with current Good Clinical Practices (“GCP”);

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preparation and submission to the FDA of a biologics license application (“BLA”), for a biologic product requesting marketing for one or more proposed indications, including submission of detailed information on the manufacture and composition of the product in clinical development and proposed labelling;

•	review of the product by an FDA advisory committee, where appropriate or if applicable;

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satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities, including those of third parties, at which the product, or components thereof, are produced to assess compliance with cGMP requirements and to assure that the chemistry, methods, and controls (“CMC”) are adequate to preserve the product’s identity, strength, quality, and purity;

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satisfactory completion of any FDA audits of the preclinical studies and clinical trial sites to assure compliance with GLP, as applicable, and GCP, and the integrity of clinical data in support of the BLA;

•	payment of substantial application and program fees pursuant to the Prescription Drug User Fee Act (“PDUFA”);

•	approval of a BLA licensing the biologic product for marketing for particular indications in the United States; and

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compliance with any post-approval requirements, including the potential requirement to implement a Risk Evaluation and Mitigation Strategy (“REMS”) and any post-approval studies or other post-marketing commitments required by the FDA.

Preclinical Studies

Before testing any biologic product candidate in humans, the product candidate must undergo preclinical testing. Preclinical tests include laboratory evaluations of product chemistry, formulation and stability, as well as studies to evaluate the potential for efficacy and toxicity in animals. These studies are generally referred to as IND-enabling studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements, including GLP regulations and standards and the United States Department of Agriculture’s Animal Welfare Act, if applicable. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND application.

Investigational New Drug Application

An IND is a request for FDA authorization to administer an investigational product candidate to humans. Such authorization must be secured prior to interstate shipment and administration of any new biologic that is not the subject of an approved BLA. In support of a request for an IND, sponsors must submit a protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, are submitted to the FDA as part of an IND.

The FDA requires a 30-day waiting period after the filing of each IND before clinical trials may begin. This waiting period is designed to allow the FDA to review the IND to determine whether human research subjects and patients will be exposed to unreasonable health risks. The FDA’s primary objectives in reviewing an IND are to assure the safety and rights of patients and to help assure that the quality of the investigation will be adequate to permit an evaluation of the biological product’s safety, purity and potency. At any time during this 30-day period, or thereafter, the FDA may raise concerns or questions about the conduct of the trials as outlined in the IND and impose a clinical hold or partial clinical hold. Occasionally, clinical holds are imposed due to manufacturing issues that may present safety issues for the clinical study subjects.

A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical protocol or protocols under the IND. For example, a specific protocol or part of a protocol is not allowed to proceed, while other protocols or parts of the protocols may do so. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise demonstrating to the satisfaction of the FDA that the investigation can proceed.

In addition to the foregoing IND requirements, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the trial at least annually. The IRB must review and approve, among other things, the trial protocol and informed consent information to be provided to trial subjects. An IRB must operate in compliance with FDA regulations. An IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the product candidate has been associated with unexpected serious harm to patients.

Finally, some trials are overseen by an independent group of qualified experts organized by the trial sponsor, known as a data monitoring committee (“DMC”). This group provides authorization for whether a trial may move forward at designated check points based on access that only the group maintains to available data from the trial. Suspension or termination of development during any phase of clinical trials can occur if it is determined that the participants or patients are being exposed to an unacceptable health risk or for other reasons.

Expanded Access

Expanded access, sometimes called “compassionate use,” is the use of investigational products outside of clinical trials to treat patients with serious or immediately life-threatening diseases or conditions when there are no comparable or satisfactory alternative treatment options. The rules and regulations related to expanded access are intended to improve access to investigational products for patients who may benefit from investigational therapies. FDA regulations allow access to investigational products under an IND by the company or the treating physician for treatment purposes on a case-by-case basis for: individual patients (single-patient IND applications for treatment in emergency settings and non-emergency settings); intermediate-size patient populations; and larger populations for use of the investigational product under a treatment protocol or treatment IND application.

When considering an IND application for expanded access to an investigational product with the purpose of treating a patient or a group of patients, the sponsor and treating physicians or investigators will determine suitability when all of the following criteria apply: patient(s) have a serious or immediately life-threatening disease or condition, and there is no comparable or satisfactory alternative therapy to diagnose, monitor, or treat the disease or condition; the potential patient benefit justifies the potential risks of the treatment and the potential risks are not unreasonable in the context or condition to be treated; and the expanded use of the investigational drug for the requested treatment will not interfere initiation, conduct, or completion of clinical investigations that could support marketing approval of the product or otherwise compromise the potential development of the product.

There is no obligation for a sponsor to make its products available for expanded access; however, as required by the 21st Century Cures Act (the “Cures Act”), passed in 2016, if a sponsor has a policy regarding how it evaluates and responds to expanded access requests, sponsors are required to make such policies publicly available upon the earlier of initiation of a Phase 2 or Phase 3 clinical trial, or 15 days after the investigational biologic receives designation as a breakthrough therapy, fast track product, or regenerative medicine advanced therapy.

In addition to and separate from expanded access, on May 30, 2018, the Right to Try Act was signed into law. The law, among other things, provides a federal framework for certain patients to access certain investigational products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a manufacturer to make its investigational products available to eligible patients as a result of the Right to Try Act.

Human Clinical Trials

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written trial protocols detailing, among other things, the inclusion and exclusion criteria, the objectives of the trial, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated.

The clinical investigation of an investigational biological product is generally divided into three phases. Although the phases are usually conducted sequentially, they may overlap or be combined. The three phases of an investigation are as follows:

•	Phase 1. Phase 1 studies include the initial introduction of an investigational biological product into humans. These studies are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the investigational biological product in humans, the side effects associated with increasing doses, and if possible, to gain early evidence on effectiveness.

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Phase 2. Phase 2 includes the controlled clinical trials conducted to preliminarily or further evaluate the effectiveness of the investigational biological product for a particular indication(s) in patients with the disease or condition under trial, to determine dosage tolerance and optimal dosage, and to identify possible adverse side effects and safety risks associated with the biological product. Phase 2 clinical trials are typically well-controlled, closely monitored, and conducted in a limited patient population.

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Phase 3. Phase 3 clinical trials are generally controlled clinical trials conducted in an expanded patient population generally at geographically dispersed clinical trial sites. They are performed after preliminary evidence suggesting effectiveness of the biological product has been obtained, and are intended to further evaluate dosage, clinical effectiveness and safety, to establish the overall benefit-risk relationship of the investigational biological product, and to provide an adequate basis for product approval.

A clinical trial may combine the elements of more than one phase and the FDA often requires more than one Phase 3 trial to support marketing approval of a product candidate. A company’s designation of a clinical trial as being of a particular phase is not necessarily indicative that the study will be sufficient to satisfy the FDA requirements of that phase because this determination cannot be made until the protocol and data have been submitted to and reviewed by the FDA. Generally, pivotal trials are Phase 3 trials, but they may be Phase 2 trials if the design provides a well-controlled and reliable assessment of clinical benefit, particularly in an area of unmet medical need.

In some cases, the FDA may approve a BLA for a product but require the sponsor to conduct additional clinical trials to further assess the product’s safety and effectiveness after approval. Such trials are typically referred to as post-approval clinical trials. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of biologics approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any post-approval clinical trial requirement or to request a change in the product labeling. The failure to exercise due diligence with regard to conducting post-approval clinical trials could result in withdrawal of approval for products.

In December 2022, with the passage of Food and Drug Omnibus Reform Act (“FDORA”), Congress required sponsors to develop and submit a Diversity Action Plan (“DAP”) for each Phase 3 clinical trial or any other “pivotal study” of a new biological product. These plans are meant to encourage the enrollment of more diverse patient populations in late-stage clinical trials of FDA-regulated products. Specifically, action plans must include the sponsor’s goals for enrollment, the underlying rationale for those goals, and an explanation of how the sponsor intends to meet them. In June 2024, as mandated by FDORA, the FDA issued draft guidance outlining the general requirements for DAPs. Unlike most guidance documents issued by the FDA, the DAP guidance when finalized will have the force of law because FDORA specifically dictates that the form and manner for submission of DAPs are specified in FDA guidance.

In June 2023, the FDA issued draft guidance with updated recommendations for GCPs aimed at modernizing the design and conduct of clinical trials. The updates are intended to help pave the way for more efficient clinical trials to facilitate the development of medical products. The draft guidance is adopted from the International Council for Harmonisation’s (“ICH”) recently updated E6(R3) draft guideline that was developed to enable the incorporation of rapidly developing technological and methodological innovations into the clinical trial enterprise. That guideline was finalized by the ICH on January 6, 2025. In addition, the FDA issued draft guidance outlining recommendations for the implementation of decentralized clinical trials.

Sponsors of clinical trials are required to register and disclose certain clinical trial information on a public registry (clinicaltrials.gov) maintained by the National Institute of Health. In particular, information related to the product, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration of the clinical trial. Although the FDA has historically not enforced these reporting requirements, the FDA has, as of December 19, 2024, issued six notices of non-compliance, thereby signaling the government’s willingness to begin enforcing these requirements against non-compliant clinical trial sponsors. While these notices of non-compliance did not result in civil monetary penalties, the failure to submit clinical trial information to clinicaltrials.gov is a prohibited act under the FDCA with violations subject to potential civil monetary penalties of up to $10,000 for each day the violation continues. Violations may also result in injunctions and/or criminal prosecution or disqualification from federal grants.

Clinical Studies Outside the United States

In connection with a clinical development program, a sponsor may conduct trials at sites outside the United States. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived. When a foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain regulatory requirements of the FDA in order to use the study as support for an IND or application for marketing approval. Specifically, the studies must be conducted in accordance with GCP, including undergoing review and receiving approval by an independent ethics committee (“IEC”), and seeking and receiving informed consent from subjects. GCP requirements encompass both ethical and data integrity standards for clinical studies. The FDA’s regulations are intended to help ensure the protection of human subjects enrolled in non-IND foreign clinical studies, as well as the quality and integrity of the resulting data. They further help ensure that non-IND foreign studies are conducted in a manner comparable to that required for IND studies.

The acceptance by the FDA of study data from clinical trials conducted outside the United States in support of United States approval may be subject to certain conditions or may not be accepted at all. In cases where data from foreign clinical trials are intended to serve as the sole basis for marketing approval in the United States, the FDA will generally not approve the application on the basis of foreign data alone unless (i) the data are applicable to the United States population and United States medical practice; (ii) the trials were performed by clinical investigators of recognized competence and pursuant to GCP regulations; and (iii) the data may be considered valid without the need for an on-site inspection by the FDA, or if the FDA considers such inspection to be necessary, the FDA is able to validate the data through an on-site inspection or other appropriate means.

In addition, even where the foreign study data are not intended to serve as the sole basis for approval, the FDA will not accept the data as support for an application for marketing approval unless the study is well-designed and well-conducted in accordance with GCP requirements and the FDA is able to validate the data from the study through an onsite inspection if deemed necessary. Many foreign regulatory authorities have similar approval requirements. In addition, such foreign trials are subject to the applicable local laws of the foreign jurisdictions where the trials are conducted.

FDA Meetings and Interactions

Following the clearance of an IND and the commencement of clinical trials, the sponsor will continue to have interactions with the FDA. Progress reports detailing the results of clinical trials must be submitted annually within 60 days of the anniversary dates that the IND went into effect and more frequently if serious adverse events occur. These reports must include a development safety update report (“DSUR”). In addition, IND safety reports must be submitted to the FDA for any of the following: serious and unexpected suspected adverse reactions; findings from other trials or animal or in vitro testing that suggest a significant risk in humans exposed to the product; and any clinically important increase in the occurrence of a serious suspected adverse reaction over that listed in the protocol or investigator brochure.

In addition, sponsors are given opportunities to meet with the FDA at certain points in the clinical development program. Meetings at other times may also be requested. There are five types of meetings that occur between sponsors and the FDA. Type A meetings are those that are necessary for an otherwise stalled product development program to proceed or to address an important safety issue. Type B meetings include pre-IND and pre-BLA meetings, as well as end of phase meetings such as EOP2 meetings. A Type C meeting is any meeting other than a Type A or Type B meeting regarding the development and review of a product, including for example meetings to facilitate early consultations on the use of a biomarker as a new surrogate endpoint that has never been previously used as the primary basis for product approval in the proposed context of use. A Type D meeting is focused on a narrow set of issues, which should be limited to no more than two focused topics and should not require input from more than three disciplines or divisions. Finally, INTERACT meetings are intended for novel products and development programs that present unique challenges in the early development of an investigational product.

The FDA has indicated that its responses, as conveyed in meeting minutes and advice letters, only constitute mere recommendations and/or advice made to a sponsor and, as such, sponsors are not bound by such recommendations and/or advice. Nonetheless, from a practical perspective, a sponsor’s failure to follow the FDA’s recommendations for design of a clinical program may put the program at significant risk of failure.

Pediatric Studies

Under the Pediatric Research Equity Act of 2003 (“PREA”), a BLA or supplement thereto must contain data that are adequate to assess the safety, potency and purity of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the sponsor plans to conduct, including study objectives and design, any deferral or waiver requests, and other information required by regulation. The sponsor, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other, and agree upon a final plan. The FDA or the sponsor may request an amendment to the plan at any time.

The FDA may, on its own initiative or at the request of the sponsor, grant deferrals for submission of some or all pediatric data until after approval of the product for use in adults, or full or partial waivers from the pediatric data requirements. A deferral may be granted for several reasons, including a finding that the product or therapeutic candidate is ready for approval for use in adults before pediatric trials are completed. The FDA is required to send a PREA Non-Compliance letter to sponsors who have failed to submit their pediatric assessments under PREA, have failed to seek or obtain a deferral or deferral extension or have failed to request approval for a required pediatric formulation. Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation, although the FDA has taken steps to limit what it considers abuse of this statutory exemption in PREA. The FDA also maintains a list of diseases that are exempt from PREA requirements due to low prevalence of disease in the pediatric population. In May 2023, the FDA issued new draft guidance that further describes the pediatric study requirements under PREA.

Compliance with cGMP Requirements

The FDA’s regulations require that pharmaceutical products be manufactured in specific approved facilities and in accordance with cGMPs. The cGMP regulations include requirements relating to organization of personnel, buildings and facilities, equipment, control of components and product containers and closures, production and process controls, packaging and labeling controls, holding and distribution, laboratory controls, records and reports and returned or salvaged products. Manufacturers and others involved in the manufacture and distribution of products must also register their establishments with the FDA and certain state agencies. Both domestic and foreign manufacturing establishments must register and provide additional information to the FDA upon their initial participation in the manufacturing process.

Any product manufactured by or imported from a facility that has not registered, whether foreign or domestic, is deemed misbranded under the FDCA. Establishments may be subject to periodic unannounced inspections by government authorities to ensure compliance with cGMPs and other laws. Inspections must follow a “risk-based schedule” that may result in certain establishments being inspected more frequently. Manufacturers may also have to provide, on request, electronic or physical records regarding their establishments. Delaying, denying, limiting, or refusing inspection by the FDA may lead to a product being deemed to be adulterated. Changes to the manufacturing process, specifications or container closure system for an approved product are strictly regulated and often require prior FDA approval before being implemented. The FDA’s regulations also require, among other things, the investigation and correction of any deviations from cGMP and the imposition of reporting and documentation requirements upon the sponsor and any third-party manufacturers involved in producing the approved product.

The PREVENT Pandemics Act, which was enacted in December 2022, clarifies that foreign manufacturing establishments are subject to registration and listing requirements even if a biologic undergoes further manufacture, preparation, propagation, compounding, or processing at a separate establishment outside the United States prior to being imported or offered for import into the United States.

Submission and Filing of a BLA

The results of product candidate development, preclinical testing, and clinical trials, including negative or ambiguous results as well as positive findings, are submitted to the FDA as part of a BLA requesting a license to market the product. The BLA must contain extensive manufacturing information and detailed information on the composition of the product and proposed labeling as well as payment of a user fee. Under federal law, the submission of most BLAs is subject to an application user fee, which for federal fiscal year 2025 is $4,310,002 for an application requiring clinical data. The sponsor of a licensed BLA is also subject to an annual program fee, which for federal fiscal year 2025 is $403,889. Certain exceptions and waivers are available for some of these fees, such as an exception from the application fee for products with orphan designation and a waiver for certain small businesses.

Following submission of a BLA, the FDA has 60 days to conduct a preliminary review of the application, and it must inform the sponsor within that period of time whether the BLA is sufficiently complete to permit substantive review. In the event that FDA determines that an application does not satisfy this standard, it will issue a Refuse to File (“RTF”) determination to the sponsor. The FDA may request additional information and studies, and the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission has been accepted for filing, the FDA begins an in-depth review of the application.

The FDA reviews the application to determine, among other things, whether the proposed biologic is safe, potent and pure for its intended use. Under the goals and policies agreed to by the FDA under PDUFA, the FDA has ten months from the filing date in which to complete its initial review of a standard application that is a new molecular entity, and six months from the filing date for an application with priority review. The review process may be extended by the FDA for three additional months to consider new information or in the case of a clarification provided by the sponsor to address an outstanding deficiency identified by the FDA following the original submission. Despite these review goals, it is not uncommon for FDA review of an application to extend beyond the PDUFA goal date.

The FDA seeks to meet these timelines for review of an application but its ability to do so may be affected by a variety of factors. While the costs associated with review of an application are typically covered by the PDUFA user fee program, other activities, including government budget and funding levels, the ability to hire and retain key personnel and statutory, regulatory and policy changes, may impact the FDA’s review and approval of marketing applications. Average review times at the agency have fluctuated in recent years, as a result. For example, during the past decade, the U.S. government has shut down several times and certain regulatory agencies, including the FDA, have had to furlough critical employees and stop critical activities. Further, there is substantial uncertainty as to how measures currently being implemented by the new Trump Administration across the government will impact the FDA and other federal agencies with jurisdiction over biologics.

In connection with its review of an application, the FDA will typically submit information requests to the applicant and set deadlines for responses thereto. The FDA will also conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether the manufacturing processes and facilities comply with cGMPs. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications. The FDA also may inspect the sponsor and one or more clinical trial sites to assure compliance with IND and GCP requirements and the integrity of the clinical data submitted to the FDA. The FDA may conduct inspections of facilities involved in the preparation, conduct, or analysis of clinical and non-clinical studies submitted to the FDA as well as other persons holding study records or involved in the study process.

Moreover, the FDA will review a sponsor’s financial relationship with the principal investigators who conducted the clinical trials in support of the BLA. That is because, under certain circumstances, principal investigators at a clinical trial site may also serve as scientific advisors or consultants to a sponsor and receive compensation in connection with such services. Depending on the level of that compensation and any other financial interest a principal investigator may have in a sponsor, the sponsor may be required to report these relationships to the FDA. The FDA will then evaluate that financial relationship and determine whether it creates a conflict of interest or otherwise affects the interpretation of the trial or the integrity of the data generated at the principal investigator’s clinical trial site. If so, the FDA may exclude data from the clinical trial site in connection with its determination of safety and efficacy of the investigational product.

The FDA may also refer the application to an advisory committee for review, evaluation, and recommendation as to whether the application should be approved. In particular, the FDA may refer applications for novel biologic products or biologic products that present difficult questions of safety or efficacy to an advisory committee. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates, and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

The FDA’s Decision on a BLA

Under the PHSA, the FDA may approve a BLA if it determines that the product is safe, pure, and potent, and the facility where the product will be manufactured meets standards, including cGMP requirements, designed to ensure that it continues to be safe, pure, and potent. Specifically, the FDA must determine that the expected benefits of the proposed product outweigh its potential risks to patients. This “benefit-risk” assessment is informed by the extensive body of evidence about the proposed product in the BLA. The FDA will also consider the severity of the underlying condition and how well patients’ medical needs are addressed by currently available therapies; uncertainty about how the premarket clinical trial evidence will extrapolate to real-world use of the product in the post-market setting; and whether risk management tools are necessary to manage specific risks. On the basis of its evaluation of the application and accompanying information, the FDA may issue a complete response letter (“CRL”) or an approval letter.

If the application is not approved, the FDA will issue a CRL, which will contain the conditions that must be met in order to secure final approval of the application, and when possible, will outline recommended actions the sponsor might take to obtain approval of the application. Sponsors that receive a CRL may submit to the FDA information that represents a complete response to the issues identified by the FDA, withdraw the application or request a hearing. The FDA will not approve an application until issues identified in the CRL have been addressed. If a CRL is issued, the sponsor will have one year to respond to the deficiencies identified by the FDA, at which time the FDA can deem the application withdrawn or, in its discretion, grant the sponsor an additional six-month extension to respond. For those seeking to challenge the FDA’s CRL decision, the FDA has indicated that sponsors may request a formal hearing on the CRL, or they may file a request for reconsideration or a request for a formal dispute resolution.

An approval letter, on the other hand, authorizes commercial marketing of the product with specific prescribing information for specific indications. The FDA may limit the approved indication(s) for use of the product. It may also require that contraindications, warnings, or precautions be included in the product labeling. In addition, the FDA may call for post-approval studies, including Phase 4 clinical trials, to further assess the product’s efficacy and/or safety after approval. The FDA may also require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, to help ensure that the benefits of the product outweigh the potential risks. REMS can include medication guides, communication plans for healthcare professionals, and elements to assure safe use (“ETASU”).

The FDA may prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. After approval, many types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Post-Approval Regulation

If regulatory approval for marketing of a product or new indication for an existing product is obtained, the sponsor will be required to comply with all regular post-approval regulatory requirements as well as any post-approval requirements that the FDA have imposed as part of the approval process. The sponsor will be required to report certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling requirements. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

A product may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety, purity, potency, and effectiveness of pharmaceutical products.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters or holds on post-approval clinical trials;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; or

•	injunctions or the imposition of civil or criminal penalties.

Although physicians may prescribe legally available products for unapproved uses or patient populations (i.e., “off-label uses”), manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability. In September 2021, the FDA published final regulations which describe the types of evidence that the FDA will consider in determining the intended use of a biologic. If a company is found to have promoted off-label uses, it may become subject to adverse public relations and administrative and judicial enforcement by the FDA, the Department of Justice, or the Office of the Inspector General of the Department of Health and Human Services (“HHS”), as well as state authorities. This could subject a company to a range of penalties that could have a significant commercial impact, including civil and criminal fines and agreements that materially restrict the manner in which a company promotes or distributes drug products.

It may be permissible, under very specific, narrow conditions, for a manufacturer to engage in nonpromotional, non-misleading communication regarding off-label information, such as distributing scientific or medical journal information. Moreover, with passage of the Pre-Approval Information Exchange Act in December 2022, sponsors of products that have not been approved may proactively communicate to payors certain information about products in development to help expedite patient access upon product approval. In addition, in January 2025, the FDA published final guidance outlining its policies governing the distribution of scientific information to healthcare providers about unapproved uses of approved products. The final guidance calls for such communications to be truthful, non-misleading and scientifically sound and to include all information necessary for healthcare providers to interpret the strengths and weaknesses and validity and utility of the information about the unapproved use of the approved product. If a company engages in such communications consistent with the guidance’s recommendations, the FDA indicated that it will not treat such communications as evidence of unlawful promotion of a new intended use for the approved product.

Reference Product Exclusivity

The Biologics Price Competition and Innovation Act of 2009 (the “BPCIA”) established a regulatory scheme authorizing the FDA to approve biosimilars and interchangeable biosimilars. Under the BPCIA, a manufacturer may submit an application for licensure of a biologic product that is “biosimilar to” or “interchangeable with” a previously approved biological product or “reference product.” In order for the FDA to approve a biosimilar product, it must find that there are no clinically meaningful differences between the reference product and proposed biosimilar product in terms of safety, purity, and potency. For the FDA to approve a biosimilar product as interchangeable with a reference product, the FDA must find that the biosimilar product can be expected to produce the same clinical results as the reference product, and (for products administered multiple times) that the biologic and the reference biologic may be switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date of approval of the reference product. The FDA may not approve a biosimilar product until 12 years from the date on which the reference product was approved. Even if a product is considered to be a reference product eligible for exclusivity, another company could market a competing version of that product if the FDA approves a full BLA for such product containing the sponsor’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of their product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products.

There have been recent government proposals to reduce the 12-year reference product exclusivity period, but none has been enacted to date. At the same time, since passage of the BPCIA, many states have passed laws or amendments to laws, which address pharmacy practices involving biosimilar products.

Pediatric Exclusivity

Pediatric exclusivity is another type of non-patent exclusivity in the United States and for biologics, if granted, provides for the attachment of an additional six months of regulatory exclusivity to the term of any existing regulatory exclusivity, including orphan exclusivity. This six-month exclusivity may be granted if a BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity that cover the product are extended by six months.

Patent Term Restoration and Extension

In the United States, a patent claiming a new biologic product, its method of use or its method of manufacture may be eligible for a limited patent term extension under the Hatch-Waxman Act, which permits a patent extension of up to five years for patent term lost during product development and FDA regulatory review. Assuming grant of the patent for which the extension is sought, the restoration period for a patent covering a product is typically one-half the time between the effective date of the IND clearing clinical studies and the submission date of the BLA, plus the time between the submission date of the BLA and the ultimate approval date. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date in the United States. Only one patent applicable to an approved product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent for which extension is sought. A patent that covers multiple products for which approval is sought can only be extended in connection with one of the approvals. The USPTO reviews and approves the application for any patent term extension in consultation with the FDA.

Healthcare Compliance

In the United States, biopharmaceutical manufacturers and their products are subject to extensive regulation at the federal and state level, such as laws intended to prevent fraud and abuse in the healthcare industry. Healthcare providers and third-party payors play a primary role in the recommendation and prescription of pharmaceutical products that are granted marketing approval. Arrangements with providers, consultants, third-party payors, and customers are subject to broadly applicable fraud and abuse, anti-kickback, false claims laws, reporting of payments to healthcare providers and patient privacy laws and regulations and other healthcare laws and regulations that may constrain our business and/or financial arrangements. Restrictions under applicable federal and state healthcare laws and regulations, including certain laws and regulations applicable only if we have marketed products, include the following:

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the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, persons from knowingly and willfully offering, soliciting, receiving, or providing remuneration, directly or indirectly, to induce either the referral of an individual for, or the purchase, order, or arranging for or recommending the purchase or order of a good or service for which payment may be made under federal healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it in order to have committed a violation;

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federal false claims, false statements, and civil monetary penalties laws prohibiting, among other things, any person from knowingly presenting, or causing to be presented, a false claim for payment of government funds or knowingly making, or causing to be made, a false statement to get a false claim paid. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti- Kickback Statute constitutes a false or fraudulent claim for purposes of the civil False Claims Act;

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the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), which, in addition to privacy protections applicable to healthcare providers and other entities, prohibits executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;

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federal laws that require pharmaceutical manufacturers to report certain calculated product prices to the government or provide certain discounts or rebates to government authorities or private entities, often as a condition of reimbursement under government healthcare programs;

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federal Open Payments (or federal “sunshine” law), which requires pharmaceutical and medical device companies to monitor and report certain financial interactions with certain healthcare providers and teaching hospitals to the Centers for Medicate & Medicaid Services (“CMS”) within the HHS for re-disclosure to the public, as well as ownership and investment interests held by physicians (as defined by statute) and their immediate family members;

•	federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers;

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analogous state laws and regulations, including: state anti-kickback and false claims laws; state laws requiring pharmaceutical companies to comply with specific compliance standards, restrict financial interactions between pharmaceutical companies and healthcare providers or require pharmaceutical companies to report information related to payments to health care providers or marketing expenditures; and state laws governing privacy, security and breaches of health information in certain circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts; and

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laws and regulations prohibiting bribery and corruption such as the FCPA, which, among other things, prohibits United States companies and their employees and agents from authorizing, promising, offering, or providing, directly or indirectly, corrupt or improper payments or anything else of value to foreign government officials, employees of public international organizations or foreign government-owned or affiliated entities, candidates for foreign public office, and foreign political parties or officials thereof.

Violations of these laws are punishable by criminal and/or civil sanctions, including, in some instances, exclusion from participation in federal and state health care programs, such as Medicare and Medicaid. Ensuring compliance is time consuming and costly. Similar healthcare laws and regulations exist in the European Union and other jurisdictions, including reporting requirements detailing interactions with and payments to healthcare providers and laws governing the privacy and security of personal information.

Federal and State Data Privacy and Security Laws

Under HIPAA, HHS has issued regulations to protect the privacy and security of protected health information used or disclosed by covered entities including certain healthcare providers, health plans, and healthcare clearinghouses. HIPAA also regulates standardization of data content, codes, and formats used in healthcare transactions and standardization of identifiers for health plans and providers. HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”) and their regulations, including the omnibus final rule published on January 25, 2013, also imposes certain obligations on the business associates of covered entities that obtain protected health information in providing services to or on behalf of covered entities. In addition to federal privacy regulations, there are a number of state laws governing confidentiality and security of health information that are applicable to our business. In addition to possible federal civil and criminal penalties for HIPAA violations, state attorneys general are authorized to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions. Accordingly, state attorneys general (along with private plaintiffs) have brought civil actions seeking injunctions and damages resulting from alleged violations of HIPAA’s privacy and security rules. New laws and regulations governing privacy and security may be adopted in the future as well.

In addition to potential enforcement by HHS, we are also potentially subject to privacy enforcement from the Federal Trade Commission (the “FTC”). The FTC has been particularly focused on the unpermitted processing of health and genetic data through its recent enforcement actions and is expanding the types of privacy violations that it interprets to be “unfair” under Section 5 of the FTC Act, as well as the types of activities it views to trigger the Health Breach Notification Rule (which the FTC also has the authority to enforce). The agency is also in the process of developing rules related to commercial surveillance and data security that may impact our business. We will need to account for the FTC’s evolving rules and guidance for proper privacy and data security practices in order to mitigate our risk for a potential enforcement action, which may be costly. If we are subject to a potential FTC enforcement action, we may be subject to a settlement order that requires us to adhere to very specific privacy and data security practices, which may impact our business. We may also be required to pay fines as part of a settlement (depending on the nature of the alleged violations). If we violate any consent order that we reach with the FTC, we may be subject to additional fines and compliance requirements. Finally, both the FTC and HHS’s enforcement priorities (as well as those of other federal regulators) may be impacted by the change in administration and new leadership. These shifts in enforcement priorities may also impact our business.

There are also increased restrictions at the federal level relating to transferring sensitive data outside of the United States to certain foreign countries. For example, in 2024, Congress passed H.B. 815, which included the Protecting Americans’ Data from Foreign Adversaries Act of 2024. This law creates certain restrictions for entities that disclose sensitive data (including potential health data) to countries such as China. Failure to comply with these rules can lead to a potential FTC enforcement action. Additionally, the Department of Justice recently finalized a rule implementing Executive Order 14117, which creates similar restrictions related to the transfer of sensitive United States data to countries such as China. These data transfer restrictions (and others that may pass in the future) may create operational challenges and legal risks for our business.

Additionally, California recently enacted legislation that has been dubbed the first “GDPR-like” law in the United States. Known as the California Consumer Privacy Act (“CCPA”), it creates new individual privacy rights for consumers (as that word is broadly defined in the law) and places increased privacy and security obligations on entities handling personal data of consumers or households. The CCPA went into effect on January 1, 2020, and requires covered companies to provide new disclosures to California consumers, provide such consumers new ways to opt-out of certain sales of personal information, and allow for a new cause of action for data breaches. The CCPA could impact our business activities depending on how it is interpreted and exemplifies the vulnerability of our business to not only cyber threats but also the evolving regulatory environment related to personal data and protected health information.

In November 2020, California voters passed a ballot initiative for the California Privacy Rights Act (the “CRPA”), which went into effect on January 1, 2023, and significantly expanded the CCPA to incorporate additional GDPR-like provisions including requiring that the use, retention, and sharing of personal information of California residents be reasonably necessary and proportionate to the purposes of collection or processing, granting additional protections for sensitive personal information, and requiring greater disclosures related to notice to residents regarding retention of information. The CPRA also created a new enforcement agency - the California Privacy Protection Agency - whose sole responsibility is to enforce the CPRA, which will further increase compliance risk. The provisions in the CPRA may apply to some of our business activities.

In addition to California, at least eighteen other states have passed comprehensive privacy laws similar to the CCPA and CPRA. These laws are either in effect or will go into effect sometime before the end of 2026. Like the CCPA and CPRA, these laws create obligations related to the processing of personal information, as well as special obligations for the processing of “sensitive” data, which includes health data in some cases. Some of the provisions of these laws may apply to our business activities. There are also states that have passed comprehensive privacy laws during the 2024 legislative sessions that will go into effect in 2025 and beyond. Other states will be considering similar laws in the future, and Congress has also been debating passing a federal privacy law. There are also states that are specifically regulating health information that may affect our business. For example, the State of Washington passed the My Health My Data Act in 2023 which specifically regulated health information that is not otherwise regulated by the HIPAA rules, and the law also has a private right of action, which further increases the relevant compliance risk. Connecticut and Nevada have also passed similar laws regulating consumer health data, and more states are considering such legislation in 2025. These laws may impact our business activities, including our identification of research subjects, relationships with business partners and ultimately the marketing and distribution of our products.

Because of the breadth of these laws and the narrowness of the statutory exceptions and regulatory safe harbors available under such laws, it is possible that some of our current or future business activities, including certain clinical research, sales, and marketing practices and the provision of certain items and services to our customers, could be subject to challenge under one or more of such privacy and data security laws. The heightening compliance environment and the need to build and maintain robust and secure systems to comply with different privacy compliance and/or reporting requirements in multiple jurisdictions could increase the possibility that a healthcare company may fail to comply fully with one or more of these requirements.

Coverage, Pricing, and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any product candidates for which we may seek regulatory approval by the FDA or other government authorities. In the United States and markets in other countries, patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use any product candidates we may develop unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of such product candidates. Even if any product candidates we may develop are approved, sales of such product candidates will depend, in part, on the extent to which third-party payors, including government health programs in the United States such as Medicare and Medicaid, commercial health insurers, and managed care organizations, provide coverage, and establish adequate reimbursement levels for, such product candidates. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors are increasingly challenging the prices charged, examining the medical necessity, and reviewing the cost-effectiveness of medical products and services and imposing controls to manage costs. Third-party payors may limit coverage to specific products on an approved list, also known as a formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable marketing approvals. Nonetheless, product candidates may not be considered medically necessary or cost effective. A decision by a third-party payor not to cover any product candidates we may develop could reduce physician utilization of such product candidates once approved and have a material adverse effect on our sales, results of operations and financial condition. Additionally, a payor’s decision to provide coverage for a product does not imply that an adequate reimbursement rate will be approved. Further, one payor’s determination to provide coverage for a product does not assure that other payors will also provide coverage and reimbursement for the product, and the level of coverage and reimbursement can differ significantly from payor to payor. Third-party reimbursement and coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development. In addition, any companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to any companion diagnostics.

The containment of healthcare costs also has become a priority of federal, state and foreign governments and the prices of pharmaceuticals have been a focus in this effort. Governments have shown significant interest in implementing cost-containment programs, including price controls, restrictions on reimbursement, and requirements for substitution of generic products. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit a company’s revenue generated from the sale of any approved products. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which a company or its collaborators receive marketing approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Reform

A primary trend in the United States healthcare industry and elsewhere is cost containment. There have been a number of federal and state proposals during the last few years regarding the pricing of pharmaceutical and biopharmaceutical products, limiting coverage and reimbursement for medical products, government control and other changes to the healthcare system in the United States.

In March 2010, the United States Congress enacted the ACA, which, among other things, includes changes to the coverage and payment for products under government healthcare programs. Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. For example, in August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2012 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of up to 2% per fiscal year, which will remain in effect through 2031 pursuant to the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”).

The American Taxpayer Relief Act of 2012, which was enacted in January 2013, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers, and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These laws may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. Indeed, under current legislation, the actual reductions in Medicare payments may vary up to 4%.

Since enactment of the ACA, there have been, and continue to be, numerous legal challenges and Congressional actions to repeal and replace provisions of the law. For example, with enactment of the Tax Cuts and Jobs Act of 2017, which was signed by President Trump on December 22, 2017, Congress repealed the “individual mandate.” The repeal of this provision, which requires most Americans to carry a minimal level of health insurance, became effective in 2019. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.

During the first Trump Administration, the Congress and administration sought to overturn the ACA and related measures. Shortly after taking office in January 2025, President Trump revoked numerous executive orders issued by President Biden, including at least two executive orders (e.g., E.O. 14009, Strengthening Medicaid and the Affordable Care Act, and E.O. 14070, Continuing to Strengthen Americans’ Access to Affordable, Quality Health Coverage) where were designed to further implement the ACA. There may be similar efforts to undermine the ACA, and the accompanying uncertainty, for the foreseeable future.

Pharmaceutical Prices

The prices of prescription pharmaceuticals have also been the subject of considerable discussion in the United States. There have been congressional inquiries, as well as proposed and enacted state and federal legislation designed to, among other things, bring more transparency to pharmaceutical pricing, review the relationship between pricing and manufacturer patient programs, and reduce the costs of pharmaceuticals under Medicare and Medicaid.

In addition, in October 2020, HHS and the FDA published a final rule allowing states and other entities to develop a SIP to import certain prescription products from Canada into the United States. That regulation was challenged in a lawsuit by PhRMA, but the case was dismissed by a federal district court in February 2023 after the court found that PhRMA did not have standing to sue HHS. Seven states (Colorado, Florida, Maine, New Hampshire, New Mexico, Texas and Vermont) have passed laws allowing for the importation of products from Canada. North Dakota and Virginia have passed legislation establishing workgroups to examine the impact of a state importation program. As of May 2024, five states (Colorado, Florida, Maine, New Hampshire and New Mexico) had submitted Section 804 Importation Program proposals to the FDA. On January 5, 2023, the FDA approved Florida’s plan for Canadian product importation. That state now has authority to import certain products from Canada for a period of two years once certain conditions are met. Florida will first need to submit a pre-import request for each product selected for importation, which must be approved by the FDA. The state will also need to relabel the products and perform quality testing of the products to meet FDA standards.

Further, on November 20, 2020, HHS finalized a regulation removing safe harbor protection for price reductions from pharmaceutical manufacturers to plan sponsors under Part D, either directly or through pharmacy benefit managers, unless the price reduction is required by law. The final rule would eliminate the current safe harbor for Medicare drug rebates and create new safe harbors for beneficiary point-of-sale discounts and pharmacy benefit manager service fees. It originally was set to go into effect on January 1, 2022, but with passage of the Inflation Reduction Act of 2022 (“IRA”), it has been delayed by Congress to January 1, 2032.

On August 16, 2022, the IRA was signed into law by President Biden. The new legislation has implications for Medicare Part D, which is a program available to individuals who are entitled to Medicare Part A or enrolled in Medicare Part B to give them the option of paying a monthly premium for outpatient prescription drug coverage. Among other things, the IRA requires manufacturers of certain products to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap and it replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). In addition, the IRA established inflation rebate programs under Medicare Part B and Part D. These programs require manufacturers to pay rebates to Medicare if they raise their prices for certain Part B and Part D drugs faster than the rate of inflation. On December 9, 2024, with issuance of its 2025 Physician Fee Schedule final regulation, CMS finalized its rules governing the IRA inflation rebate programs. The IRA permits the Secretary of the Department of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years.

Specifically, with respect to price negotiations, Congress authorized Medicare to negotiate lower prices for certain costly single-source biologic products that do not have competing generics or biosimilars and are reimbursed under Medicare Part B and Part D. CMS may negotiate prices for ten high-cost products paid for by Medicare Part D starting in 2026, followed by 15 Medicare Part D products in 2027, 15 Medicare Part B or Part D products in 2028, and 20 Medicare Part B or Part D products in 2029 and beyond. This provision applies to products that have been approved for at least 9 years and biologics that have been licensed for 13 years Further, the legislation subjects manufacturers to civil monetary penalties and a potential excise tax for failing to comply with the legislation by offering a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. The legislation also requires manufacturers to pay rebates for products in Medicare Part D whose price increases exceed inflation. The new law also caps Medicare out-of-pocket costs at an estimated $4,000 a year in 2024 and, thereafter beginning in 2025, at $2,000 a year.

The IRA includes a provision, known as the orphan drug exclusion, that excludes from price negotiations those orphan drugs that have been designated for only one rare disease or condition and for which the only approved indication (or indications) is for such disease or condition. Thus, as CMS stated in final guidance in July 2023, a drug or biologic that is designated for more than one rare disease or condition will not qualify for the orphan drug exclusion, even if it is not approved for any indications for the additional diseases or conditions. Further, CMS will only consider active designations/approvals when evaluating a drug or biologic for the orphan drug exclusion. CMS has also clarified that, if a drug loses its orphan drug status, the agency will use the earliest date of approval/licensure to determine whether the product is a qualifying single source drug subject to price negotiations.

The first cycle of negotiations for the Medicare Drug Price Negotiation Program commenced in the summer of 2023. On August 15, 2024, HHS published the results of the first Medicare drug price negotiations for ten selected drugs that treat a range of conditions, including diabetes, chronic kidney disease, and rheumatoid arthritis. The prices of these ten drugs will become effective January 1, 2026. On January 17, 2025, shortly before the new administration took office, CMS announced its selection of 15 additional drugs covered by Part D for the second cycle of negotiations. There has been uncertainty about the extent to which the new administration would support the price negotiation program. Following the change in administrations, CMS issued a public statement on January 29, 2025, declaring that lowering the cost of prescription drugs is a top priority of the new administration and CMS is committed to considering opportunities to bring greater transparency in the negotiation program. The second cycle of negotiations with participating drug companies will occur during 2025, and any negotiated prices for this second set of drugs will be effective starting January 1, 2027.

On June 6, 2023, Merck & Co. filed a lawsuit against the HHS and CMS asserting that, among other things, the IRA’s Drug Price Negotiation Program for Medicare constitutes an uncompensated taking in violation of the Fifth Amendment of the Constitution. Subsequently, a number of other parties also filed lawsuits in various courts with similar constitutional claims against the HHS and CMS. We expect that litigation involving these and other provisions of the IRA will continue, with unpredictable and uncertain results.

At the state level, individual states are increasingly aggressive in passing legislation and implementing regulations designed to control pharmaceutical and biological product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, and, in some cases, designed to encourage importation from other countries and bulk purchasing. A number of states, for example, require pharmaceutical manufacturers and other entities in the supply chain, including health carriers, pharmacy benefit managers, wholesale distributors, to disclose information about pricing of pharmaceuticals. In addition, regional healthcare authorities and individual hospitals are increasingly using bidding procedures to determine what pharmaceutical products, and which suppliers will be included in their prescription product and other healthcare programs. These measures could reduce the ultimate demand for our products, once approved, or put pressure on our product pricing. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product candidates or additional pricing pressures. This may be increasingly true with respect to products approved pursuant to the accelerated approval pathway. State Medicaid programs and other payers are developing strategies and implementing significant coverage barriers, or refusing to cover these products outright, arguing that accelerated approval drugs have insufficient or limited evidence despite meeting the FDA’s standards for accelerated approval.

Approval and Regulation of Medicinal Products in the European Union

In order to market any product outside of the United States, a company must also comply with numerous and varying regulatory requirements of other countries and jurisdictions regarding quality, safety, and efficacy, and governing, among other things, clinical trials, marketing authorization, commercial sales, and distribution of products. Whether or not it obtains FDA approval for a product, a sponsor will need to obtain the necessary approvals by the comparable foreign regulatory authorities before it can commence clinical trials or marketing of the product in those countries or jurisdictions. Specifically, the process governing approval of medicinal products in the European Union generally follows the same lines as in the United States. It entails satisfactory completion of preclinical studies and adequate and well-controlled clinical trials to establish the safety and efficacy of the product for each proposed indication. It also requires the submission to the relevant competent authorities of a marketing authorization application (“MAA”) and granting of a marketing authorization by these authorities before the product can be marketed and sold in the European Union.

Preclinical Studies

Non-clinical studies are performed to demonstrate the health or environmental safety of new chemical or biological substances. Non-clinical (pharmaco-toxicological) studies must be conducted in compliance with the principles of good laboratory practice (GLP) as set forth in EU Directive 2004/10/EC (unless otherwise justified for certain particular medicinal products - e.g., radio-pharmaceutical precursors for radio-labeling purposes). In particular, non-clinical studies, both in vitro and in vivo, must be planned, performed, monitored, recorded, reported and archived in accordance with the GLP principles, which define a set of rules and criteria for a quality system for the organizational process and the conditions for non-clinical studies. These GLP standards reflect the Organization for Economic Co-operation and Development requirements.

Clinical Trials

On January 31, 2022, the new Clinical Trials Regulation (EU) No 536/2014 (“CTR”) became effective in the EU and replaced the prior Clinical Trials Directive 2001/20/EC. The new regulation aims at simplifying and streamlining the authorization, conduct and transparency of clinical trials in the EU. Under the new coordinated procedure for the approval of clinical trials, the sponsor of a clinical trial to be conducted in more than one Member State of the European Union (“European Union Member State”) will only be required to submit a single application for approval. The submission will be made through the Clinical Trials Information System, a new clinical trials portal overseen by the European Medicines Agency (“EMA”) and available to clinical trial sponsors, competent authorities of the EU Member States and the public.

The main characteristics of the regulation include: a streamlined application procedure via a single entry point, the “EU Portal and Database”; a single set of documents to be prepared and submitted for the application as well as simplified reporting procedures for clinical trial sponsors; and a harmonized procedure for the assessment of applications for clinical trials, which is divided in two parts. Part I is assessed by the appointed reporting Member State, whose assessment report is submitted for review by the sponsor and all other competent authorities of all EU Member States in which an application for authorization of a clinical trial has been submitted or concerned member states. Part II is assessed separately by each concerned member state. Strict deadlines have been established for the assessment of clinical trial applications. The role of the relevant ethics committees in the assessment procedure will continue to be governed by the national law of the concerned member state. However, overall related timelines will be defined by the Clinical Trials Regulation.

The new regulation did not change the preexisting requirement that a sponsor must obtain prior approval from the competent national authority of the European Union Member State in which the clinical trial is to be conducted. If the clinical trial is conducted in different European Union Member States, the competent authorities in each of these European Union Member States must provide their approval for the conduct of the clinical trial. Furthermore, the sponsor may only start a clinical trial at a specific study site after the applicable ethics committee has issued a favorable opinion.

As of January 31, 2025, all clinical trials (including those which are ongoing) are subject to the provisions of the CTR. The failure to transition ongoing clinical trials to the CTR can result in corrective measures under Article 77 of the CTR, including revocation of the authorization of the clinical trial or suspension of the clinical trial as well as criminal sanctions and fines under national law of EU Member States.

Parties conducting certain clinical trials must, as in the United States, post clinical trial information in the in the EU at the EudraCT website: https://eudract.ema.europa.eu.

Marketing Authorization

To obtain a marketing authorization for a product under the European Union regulatory system, a sponsor must submit an MAA, either under a centralized procedure administered by the EMA or one of the procedures administered by competent authorities in European Union Member States (decentralized procedure, national procedure, or mutual recognition procedure). A marketing authorization may be granted only to a sponsor established in the European Union. Regulation (EC) No 1901/2006 provides that prior to obtaining a marketing authorization in the European Union, a sponsor must demonstrate compliance with all measures included in an EMA-approved Pediatric Investigation Plan (“PIP”) covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, class waiver, or a deferral for one or more of the measures included in the PIP.

The centralized procedure provides for the grant of a single marketing authorization by the European Commission that is valid for all European Union Member States. Pursuant to Regulation (EC) No. 726/2004, the centralized procedure is compulsory for specific products, including for medicines produced by certain biotechnological processes, products designated as orphan medicinal products, advanced therapy products and products with a new active substance indicated for the treatment of certain diseases, including products for the treatment of cancer. For products with a new active substance indicated for the treatment of other diseases and products that are highly innovative or for which a centralized process is in the interest of patients, the centralized procedure may be optional. Manufacturers must demonstrate the quality, safety, and efficacy of their products to the EMA, which provides an opinion regarding the MAA. The European Commission grants or refuses marketing authorization in light of the opinion delivered by the EMA.

Under the centralized procedure, the Committee for Medicinal Products for Human Use (“CHMP”) established at the EMA is responsible for conducting an initial assessment of a product. Under the centralized procedure in the European Union, the maximum timeframe for the evaluation of an MAA is 210 days, excluding clock stops when additional information or written or oral explanation is to be provided by the sponsor in response to questions of the CHMP.

Conditional Marketing Authorization

In particular circumstances, EU legislation (Article 14-a Regulation (EC) No 726/2004 (as amended by Regulation (EU) 2019/5 and Regulation (EC) No 507/2006 on Conditional Marketing Authorizations for Medicinal Products for Human Use) enables sponsors to obtain a conditional marketing authorization prior to obtaining the comprehensive clinical data required for an application for a full marketing authorization (“MA”). Such conditional approvals may be granted for product candidates (including medicines designated as orphan medicinal products) if (1) the product candidate is intended for the treatment, prevention or medical diagnosis of seriously debilitating or life-threatening diseases; (2) the product candidate is intended to meet unmet medical needs of patients; (3) a marketing authorization may be granted prior to submission of comprehensive clinical data provided that the benefit of the immediate availability on the market of the medicinal product concerned outweighs the risk inherent in the fact that additional data are still required; (4) the risk-benefit balance of the product candidate is positive, and (5) it is likely that the sponsor will be in a position to provide the required comprehensive clinical trial data. A conditional MA may contain specific obligations to be fulfilled by the marketing authorization holder, including obligations with respect to the completion of ongoing or new clinical trials and with respect to the collection of pharmacovigilance data. Conditional MAs are valid for one year, and may be renewed annually, if the risk-benefit balance remains positive, and after an assessment of the need for additional or modified conditions or specific obligations. The timelines for the centralized procedure described above also apply with respect to the review by the CHMP of applications for a conditional MA.

Exceptional Circumstances

An MA may also be granted “under exceptional circumstances” when the applicant can show that it is unable to provide comprehensive data on the efficacy and safety under normal conditions of use even after the product has been authorized and subject to specific procedures being introduced. This may arise in particular when the intended indications are very rare and, in the present state of scientific knowledge, it is not possible to provide comprehensive information, or when generating data may be contrary to generally accepted ethical principles. This MA is close to the conditional MA as it is reserved to medicinal products to be approved for severe diseases or unmet medical needs and the applicant does not hold the complete data set legally required for the grant of a MA. However, unlike the conditional MA, the applicant does not have to provide the missing data and will never have to. Although the MA “under exceptional circumstances” is granted definitively, the risk-benefit balance of the medicinal product is reviewed annually, and the MA is withdrawn in case the risk-benefit ratio is no longer favorable. Under these procedures, before granting the MA, the EMA or the competent authorities of the member states make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety, and efficacy. Except conditional MAs, MAs have an initial duration of five years. After these five years, the authorization may be renewed on the basis of a reevaluation of the risk-benefit balance.

Pediatric Studies

Prior to obtaining a marketing authorization in the European Union, sponsors have to demonstrate compliance with all measures included in an EMA-approved PIP covering all subsets of the pediatric population, unless the EMA has granted a product-specific waiver, a class waiver or a deferral for one or more of the measures included in the PIP. The respective requirements for all marketing authorization procedures are set forth in Regulation (EC) No 1901/2006, which is referred to as the Pediatric Regulation. This requirement also applies when a company wants to add a new indication, pharmaceutical form or route of administration for a medicine that is already authorized. The Pediatric Committee of the EMA (“PDCO”) may grant deferrals for some medicines, allowing a company to delay development of the medicine in children until there is enough information to demonstrate its effectiveness and safety in adults. The PDCO may also grant waivers when development of a medicine in children is not needed or is not appropriate because (a) the product is likely to be ineffective or unsafe in part or all of the pediatric population; (b) the disease or condition occurs only in adult population; or (c) the product does not represent a significant therapeutic benefit over existing treatments for pediatric population. Before a marketing authorization application can be filed, or an existing marketing authorization can be amended, the EMA determines that companies actually comply with the agreed studies and measures listed in each relevant PIP.

Periods of Authorization and Renewals

A marketing authorization is valid for five years, in principle, and it may be renewed after five years on the basis of a reevaluation of the risk-benefit balance by the EMA or by the competent authority of the authorizing member state. To that end, the marketing authorization holder must provide the EMA or the competent authority with a consolidated version of the file in respect of quality, safety and efficacy, including all variations introduced since the marketing authorization was granted, at least six months before the marketing authorization ceases to be valid. Once renewed, the marketing authorization is valid for an unlimited period, unless the European Commission or the competent authority decides, on justified grounds relating to pharmacovigilance, to proceed with one additional five-year renewal period. Any authorization that is not followed by the placement of the drug on the European Union market (in the case of the centralized procedure) or on the market of the authorizing member state within three years after authorization ceases to be valid.

Regulatory Requirements after Marketing Authorization

Following approval, the holder of the marketing authorization is required to comply with a range of requirements applicable to the manufacturing, marketing, promotion and sale of the medicinal product. These include compliance with the European Union’s stringent pharmacovigilance or safety reporting rules, pursuant to which post-authorization studies and additional monitoring obligations can be imposed. In addition, the manufacturing of authorized products, for which a separate manufacturer’s license is mandatory, must also be conducted in strict compliance with the EMA’s good manufacturing practice requirements and comparable requirements of other regulatory bodies in the European Union, which mandate the methods, facilities, and controls used in manufacturing, processing and packing of drugs to assure their safety and identity. Finally, the marketing and promotion of authorized products, including industry-sponsored continuing medical education and advertising directed toward the prescribers of drugs and/or the general public, are strictly regulated in the European Union under Directive 2001/83EC, as amended.

Regulatory exclusivity

In the European Union, new products authorized for marketing (i.e., reference products) qualify for eight years of data exclusivity and an additional two years of market exclusivity upon marketing authorization. The data exclusivity period prevents generic sponsors from relying on the preclinical and clinical trial data contained in the dossier of the reference product when applying for a generic marketing authorization in the European Union during a period of eight years from the date on which the reference product was first authorized in the European Union. The market exclusivity period prevents a successful generic sponsor from commercializing its product in the European Union until ten years have elapsed from the initial authorization of the reference product in the European Union. The ten-year market exclusivity period can be extended to a maximum of eleven years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are held to bring a significant clinical benefit in comparison with existing therapies.

The EU pharmaceutical legislation is currently undergoing a complete review process, in the context of the Pharmaceutical Strategy for Europe initiative, launched by the European Commission in November 2020. The European Commission’s proposal for revision of several legislative instruments related to medicinal products was published in April 2023 and includes, among other things, provisions that would potentially reduce the duration of regulatory data protection. The European Parliament requested several amendments in April 2024. At this time, the proposed revisions remain to be agreed and adopted by the European Parliament and European Council and the proposals may therefore be substantially revised before adoption, which is not anticipated before early 2026. The revisions may, however, have a significant impact on the pharmaceutical industry in the long term, if and when adopted.

Orphan Drug Designation and Exclusivity

Regulation (EC) No 141/2000 and Regulation (EC) No. 847/2000 provide that a product can be designated as an orphan drug by the European Commission if its sponsor can establish: that the product is intended for the diagnosis, prevention or treatment of (1) a life-threatening or chronically debilitating condition affecting not more than five in ten thousand persons in the European Union when the application is made, or (2) a life-threatening, seriously debilitating or serious and chronic condition in the European Union and that without incentives it is unlikely that the marketing of the drug in the European Union would generate sufficient return to justify the necessary investment. For either of these conditions, the sponsor must demonstrate that there exists no satisfactory method of diagnosis, prevention, or treatment of the condition in question that has been authorized in the European Union or, if such method exists, the drug will be of significant benefit to those affected by that condition.

An orphan drug designation provides a number of benefits, including fee reductions, regulatory assistance, and the possibility to apply for a centralized European Union marketing authorization. Marketing authorization for an orphan drug leads to a ten-year period of market exclusivity. During this market exclusivity period, neither the EMA nor the European Commission or the member states can accept an application or grant a marketing authorization for a “similar medicinal product.” A “similar medicinal product” is defined as a medicinal product containing a similar active substance or substances as contained in an authorized orphan medicinal product, and which is intended for the same therapeutic indication. The market exclusivity period for the authorized therapeutic indication may, however, be reduced to six years if, at the end of the fifth year, it is established that the product no longer meets the criteria for orphan drug designation because, for example, the product is sufficiently profitable not to justify market exclusivity.

Pediatric exclusivity

If a sponsor obtains a marketing authorization in all European Union Member States, or a marketing authorization granted in the centralized procedure by the European Commission, and the trial results for the pediatric population are included in the product information, even when negative, the medicine is then eligible for an additional six-month period of qualifying patent protection through extension of the term of the Supplementary Protection Certificate (“SPC”), or alternatively a one year extension of the regulatory market exclusivity from ten to eleven years, as selected by the marketing authorization holder. Patent Term Extensions in the European Union and Other Jurisdictions

The European Union also provides for patent term extension through Supplementary Protection Certificates (“SPCs”). The rules and requirements for obtaining an SPC are similar to those in the United States. An SPC may extend the term of a patent for up to five years after its originally scheduled expiration date and can provide up to a maximum of fifteen years of marketing exclusivity for a drug. In certain circumstances, these periods may be extended for six additional months if pediatric exclusivity is obtained, which is described in detail below. Although SPCs are available throughout the European Union, sponsors must apply on a country-by-country basis. Similar patent term extension rights exist in certain other foreign jurisdictions outside the European Union.

General Data Protection Regulation

The collection, use, disclosure, transfer, or other processing of personal data regarding individuals in the European Union, including personal health data, is subject to the European Union General Data Protection Regulation (“GDPR”), which became effective on May 25, 2018. The GDPR is wide-ranging in scope and imposes numerous requirements on companies that process personal data, including requirements relating to processing health and other sensitive data, obtaining consent of the individuals to whom the personal data relates, providing information to individuals regarding data processing activities, implementing safeguards to protect the security and confidentiality of personal data, providing notification of data breaches, and taking certain measures when engaging third-party processors. The GDPR also imposes strict rules on the transfer of personal data to countries outside the European Union, including the United States, and permits data protection authorities to impose large penalties for violations of the GDPR, including potential fines of up to €20 million or 4% of annual global revenues, whichever is greater. The GDPR also confers a private right of action on data subjects and consumer associations to lodge complaints with supervisory authorities, seek judicial remedies, and obtain compensation for damages resulting from violations of the GDPR. Compliance with the GDPR will be a rigorous and time-intensive process that may increase the cost of doing business or require companies to change their business practices to ensure full compliance. In July 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the EU-U.S. Privacy Shield framework, one of the mechanisms used to legitimize the transfer of personal data from the European Economic Area (“EEA”) to the United States. The CJEU decision also drew into question the long-term viability of an alternative means of data transfer, the standard contractual clauses, for transfers of personal data from the EEA to the United States.

Following the CJEU decision, in October 2022, President Biden signed an executive order to implement the EU-U.S. Data Privacy Framework, which would serve as a replacement to the EU-US Privacy Shield. The European Union initiated the process to adopt an adequacy decision for the EU-U.S. Data Privacy Framework in December 2022, and the European Commission adopted the adequacy decision in July 2023. The adequacy decision permits United States companies who self-certify to the EU-U.S. Data Privacy Framework to rely on it as a valid data transfer mechanism for data transfers from the European Union to the United States. However, some privacy advocacy groups have already suggested that they will be challenging the EU-U.S. Data Privacy Framework. If these challenges are successful, they may not only impact the EU-U.S. Data Privacy Framework, but also further limit the viability of the standard contractual clauses and other data transfer mechanisms. The uncertainty around this issue has the potential to impact our business.

On June 23, 2016, the electorate in the United Kingdom voted in favor of leaving the European Union, commonly referred to as Brexit. As with other issues related to Brexit, there are open questions about how personal data will be protected in the United Kingdom and whether personal information can transfer from the European Union to the United Kingdom. Following the withdrawal of the United Kingdom from the European Union, the U.K. Data Protection Act 2018 applies to the processing of personal data that takes place in the United Kingdom and includes parallel obligations to those set forth by GDPR. While the Data Protection Act of 2018 in the United Kingdom. that “implements” and complements the GDPR has achieved Royal Assent on May 23, 2018 and is now effective in the United Kingdom, it is unclear whether transfer of data from the EEA to the United Kingdom will remain lawful under the GDPR, although these transfers currently are permitted by an adequacy decision from the European Commission. The United Kingdom government has already determined that it considers all European Union 27 and EEA member states to be adequate for the purposes of data protection, ensuring that data flows from the United Kingdom to the European Union/EEA remain unaffected. In addition, a recent decision from the European Commission appears to deem the United Kingdom as being “essentially adequate” for purposes of data transfer from the European Union to the United Kingdom, although this decision may be re-evaluated in the future. The United Kingdom and the United States have also agreed to a U.S.-UK “Data Bridge,” which functions similarly to the EU-U.S. Data Privacy Framework and provides an additional legal mechanism for companies to transfer data from the United Kingdom to the United States. In addition to the United Kingdom, Switzerland is also in the process of approving an adequacy decision in relation to the Swiss-U.S. Data Privacy Framework (which would function similarly to the EU-U.S. Data Privacy Framework and the U.S.-UK Data Bridge in relation to data transfers from Switzerland to the United States). Any changes or updates to these developments have the potential to impact our business. Reimbursement and Pricing

In the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost-effectiveness of a particular product candidate to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. For example, the European Union provides options for its Member States to restrict the range of products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. Member States may approve a specific price for a product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the product on the market. Other Member States allow companies to fix their own prices for products but monitor and control prescription volumes and issue guidance to physicians to limit prescriptions. Recently, many countries in the European Union have increased the amount of discounts required on pharmaceuticals and these efforts could continue as countries attempt to manage health care expenditures, especially in light of the severe fiscal and debt crises experienced by many countries in the Europe Union. The downward pressure on health care costs in general, particularly prescription products, has become intense. As a result, increasingly high barriers are being erected to the entry of new products. Political, economic and regulatory developments may further complicate pricing negotiations, and pricing negotiations may continue after reimbursement has been obtained. Reference pricing used by various Member States, and parallel trade, i.e., arbitrage between low-priced and high-priced Member States, can further reduce prices. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any products, if approved in those countries.

Healthcare Reform

In the European Union, similar political, economic, and regulatory developments to those in the United States may affect our ability to profitably commercialize our product candidates, if approved. In many countries, including those of the European Union, the pricing of prescription pharmaceuticals is subject to governmental control and access. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of a marketing approval for a product. To obtain reimbursement or pricing approval in some countries, pharmaceutical firms may be required to conduct a clinical trial that compares the cost-effectiveness of the product to other available therapies. In addition to continuing pressure on prices and cost containment measures, legislative developments at the European Union or member state level may result in significant additional requirements or obstacles. The delivery of healthcare in the European Union, including the establishment and operation of health services and the pricing and reimbursement of medicines, is almost exclusively a matter for national, rather than European Union, law and policy. National governments and health service providers have different priorities and approaches to the delivery of health care and the pricing and reimbursement of products in that context. In general, however, the healthcare budgetary constraints in most European Union member states have resulted in restrictions on the pricing and reimbursement of medicines by relevant health service providers. Coupled with ever-increasing European Union and national regulatory burdens on those wishing to develop and market products, this could restrict or regulate post-approval activities and affect the ability of pharmaceutical companies to commercialize their products. In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies.

Potential reductions in prices and changes in reimbursement levels could be the result of different factors, including reference pricing used by various European Union member states, and parallel distribution and parallel trade can further reduce prices. It could also result from the application of external reference pricing mechanisms, which consist of arbitrage between low-priced and high-priced member states). There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any product candidates, if approved in those countries.

A health technology assessment (“HTA”) of medicinal products in the European Union is an essential element of the pricing and reimbursement decision-making process in a number of European Union member states. The outcome of HTA has a direct impact on the pricing and reimbursement status granted to the medicinal product. A negative HTA by a leading and recognized HTA body concerning a medicinal product could undermine the prospects to obtain reimbursement for such product not only in the European Union member state in which the negative assessment was issued, but also in other European Union member states.

In 2011, Directive 2011/24/EU was adopted at the European Union level. This Directive establishes a voluntary network of national authorities or bodies responsible for HTA in the individual European Union member states. The network facilitates and supports the exchange of scientific information concerning HTAs. Further to this, on December 13, 2021, Regulation No 2021/2282 on HTA, amending Directive 2011/24/EU, was adopted. While the Regulation entered into force in January 2022, it will only begin to apply from January 2025 onwards, with preparatory and implementation-related steps to take place in the interim. Once applicable, it will have a phased implementation depending on the concerned products. The Regulation intends to boost cooperation among European Union member states in assessing health technologies, including new medicinal products as well as certain high-risk medical devices, and provide the basis for cooperation at the European Union level for joint clinical assessments in these areas. It will permit European Union member states to use common HTA tools, methodologies, and procedures across the European Union, working together in four main areas, including joint clinical assessment of the innovative health technologies with the highest potential impact for patients, joint scientific consultations whereby developers can seek advice from HTA authorities, identification of emerging health technologies to identify promising technologies early, and continuing voluntary cooperation in other areas. Individual European Union member states will continue to be responsible for assessing non-clinical (e.g., economic, social, ethical) aspects of health technology, and making decisions on pricing and reimbursement.

Brexit and the Regulatory Framework in the United Kingdom

The United Kingdom’s withdrawal from the European Union, commonly referred to as Brexit, took place on January 31, 2020. The European Union and the United Kingdom reached an agreement on their new partnership in the Trade and Cooperation Agreement, which entered into force on May 1, 2021. As of January 1, 2021, the Medicines and Healthcare Products Regulatory Agency (the “MHRA”), became responsible for supervising medicines and medical devices in Great Britain, comprising England, Scotland and Wales under domestic law, whereas Northern Ireland continues to be subject to European Union rules under the Northern Ireland Protocol, as amended by the so called Windsor Framework agreed in February 2023. As of January 1, 2025, the changes introduced by the Windsor Framework resulted in the MHRA being responsible for approving all medicinal products destined for the United Kingdom market (Great Britain and Northern Ireland), and the EMA will no longer have any role in approving medicinal products destined for Northern Ireland. The MHRA relies on the Human Medicines Regulations 2012 (SI 2012/1916) (as amended, the “HMR”), as the basis for regulating medicines. The HMR has incorporated into the domestic law the body of European Union law instruments governing medicinal products that pre-existed prior to the United Kingdom’s withdrawal from the European Union.

As of January 1, 2024 on, a new international recognition procedure (“IRP”), applies which intends to facilitate approval of pharmaceutical products in the United Kingdom. The IRP is open to applicants that have already received an authorization for the same product from one of the MHRA’s specified Reference Regulators (“RRs”). The RRs notably include EMA and regulators in the EEA member states for approvals in the EU centralized procedure and mutual recognition procedure as well as the FDA (for product approvals granted in the U.S.). The RR assessment must have undergone a full and standalone review. RR assessments based on reliance or recognition cannot be used to support an IRP application. A CHMP positive opinion or a U.S. Army Medical Research and Development Command positive end of procedure outcome is an RR authorization for the purposes of IRP.

Employees and Human Capital Resources

As of March 5, 2025, we had fourteen employees, all of whom were full-time and eleven of whom were engaged in research and development activities. Three of our employees hold Ph.D. or M.D. degrees. None of our employees are represented by a labor union or covered under a collective bargaining agreement. We consider our relationship with our employees to be good.

Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants. The principal purposes of our equity and cash incentive plans are to attract, retain and reward personnel through the granting of stock-based and cash-based compensation awards, in order to increase stockholder value and the success of our company by motivating such individuals to perform to the best of their abilities and achieve our objectives.

Facilities

Kalaris’ principal facilities consist of office space. Kalaris currently leases approximately 6,371 square feet of office space in New Jersey under a lease that is expected to expire in 2031, with two options to renew, each for an additional three years. Kalaris expects to begin to occupy this office space later in 2025. Kalaris believes these facilities will be adequate for the foreseeable future and that suitable additional or substitute space will be available as and when needed.

Legal Proceedings

Since the filing of the Proxy Statement/Prospectus dated February 10, 2025, which forms a part of the Registration Statement on Form S-4 filed by AlloVir (Registration No. 333-283678) that was declared effective by the Securities and Exchange Commission on February 10, 2025, two complaints have been filed by purported AlloVir stockholders as individual actions against AlloVir (our predecessor) and the members of its Board of Directors in the Supreme Court of the State of New York, New York County, captioned Keller v. AlloVir, Inc. et al., No. 650989/2025 (N.Y. Sup. Ct. Feb. 20, 2025), and Morgan v. AlloVir, Inc. et al., No. 650965/2025 (N.Y. Sup. Ct. Feb. 19, 2025) (the “Complaints”). The Complaints allege that the Proxy Statement/Prospectus misrepresents and/or omits certain purportedly material information, and assert claims for negligent misrepresentation and concealment and negligence under New York common law. Additionally, multiple purported AlloVir stockholders have sent demand letters alleging insufficiencies in the disclosures in the Proxy Statement/Prospectus under state law and the federal securities laws, including Section 14(a) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and Rule 14a-9 promulgated thereunder, and Section 20(a) of the Exchange Act (such letters, the “Demands” and collectively with the Complaints, the “Litigation Matters”). The Litigation Matters seek various remedies including, among other things, an order enjoining the consummation of the merger, requiring the defendants to file an amended Proxy Statement/Prospectus, rescinding the merger in the event it is consummated or granting rescissory damages, and awarding costs, including plaintiff’s attorneys’ fees and experts’ fees, and other relief the court may deem just and proper. AlloVir and Legacy Kalaris deny the allegations in the Litigation Matters and deny that any further disclosure beyond that already contained in the Proxy Statement/Prospectus is required under applicable law.